Exhibit 4.41

Dated 2019

EURONAV NV
EURONAV TANKERS NV
each as Borrower
and
ABN AMRO BANK NV
as Coordinator and Bookrunner
with
ABN AMRO BANK N.V.

    acting as Facility Agent
and
ABN AMRO BANK N.V.
acting as Security Agent
and
ABN AMRO BANK N.V.
as Account Bank

US$100,000,000 REVOLVING FACILITY AGREEMENT
for the purchase of low sulphur fuel oil and components

Contents
Clause    Page
INTERPRETATION1
1Definitions and Interpretation    1
THE FACILITY21
2The Facility    21
3Purpose    23
4Conditions of Utilisation    23
UTILISATION25
5Utilisation    25
REPAYMENT, PREPAYMENT AND CANCELLATION27
6Repayment    27
7Prepayment and Cancellation    28
COSTS OF UTILISATION33
8Interest    33
9Interest Periods    34
10Changes to the Calculation of Interest    34
11Fees    36
ADDITIONAL PAYMENT OBLIGATIONS38
12Tax Gross Up and Indemnities    38
13Increased Costs    41
14Other Indemnities    44
15Mitigation by the Lenders    46
16Costs and Expenses    47
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT48
17Representations    48
18Information Undertakings    52
19Financial Covenants    58
20Insurance Undertakings    59
21Vessel Undertakings    64
22General Undertakings    68
23Events of Default    74
CHANGES TO PARTIES78
24Changes to the Lenders    78
25Changes to the Obligors    82
THE FINANCE PARTIES83
26Role of the Facility Agent, the Coordinator and the Reference Banks    83
27The Security Agent    92
28Conduct of business by the Finance Parties    104
29Sharing among the Finance Parties    105
ADMINISTRATION107
30Payment Mechanics    107
31Set-Off    110
32Notices    110
33Calculations and Certificates    112
34Partial Invalidity    113
35Remedies and Waivers    113
36Amendments and Waivers    113
37Confidential Information    117
38Confidentiality of Funding Rates and Reference Bank Quotations    120
39Counterparts    122
40Contractual recognition of bail-in    122
GOVERNING LAW AND ENFORCEMENT124
41Governing Law    124
42Enforcement    124
Schedule 1 The Original Lenders125
Schedule 2 Conditions Precedent126
Schedule 3 Utilisation Request129
Schedule 4 Form of Transfer Certificate131
Schedule 5 Form of Assignment Agreement133
Schedule 6 Form of Compliance Certificate136
Schedule 7 Form of LSFO Inventory Report138
Schedule 8 Form of LSFO Market Price Determination140
Schedule 9 Timetables142
SIGNATURES143

THIS AGREEMENT is dated 2019 and made between:

(1)	EURONAV NV, a limited liability a company incorporated in Belgium whose registered office is at De Gerlachekaai 20, B-2000 Antwerp, Belgium (the Company);

(2)	EURONAV TANKERS NV, a limited liability company incorporated in Belgium whose registered office is at De Gerlachekaai 20, B-2000 Antwerp, Belgium, each a Borrower;

(3)	ABN AMRO BANK N.V. as coordinator and bookrunner (the Coordinator);

(4)	THE FINANCIAL INSTITUTIONS set out in Schedule 1 as lender (the Original Lenders);

(5)	ABN AMRO BANK N.V. as facility agent of the other Finance Parties (the Facility Agent);

(6)	ABN AMRO BANK N.V. as security agent of the other Secured Parties (the Security Agent); and

(7)	ABN AMRO BANK N.V. as account bank (the Account Bank).
IT IS AGREED as follows:
INTERPRETATION

1	Definitions and Interpretation

1.1	Definitions
In this Agreement:
Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.
Accounting Reference Date means 31 December.
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Anti-Corruption Laws means the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 and any similar laws or regulations in any jurisdiction relating to bribery, corruption or any similar practices.
Approved Flag means the Belgian flag and any other flag approved by the Facility Agent (acting on the instructions of the Majority Lenders).
Approved Classification Society means means any of DNV GL, Bureau Veritas, Lloyds Register of Shipping, American Bureau of Shipping, Nippon Kaiji Kyokai or such other classification society which the Facility Agent has approved or selected (acting on the instructions of the Majority Lenders).
Approved Manager means:

(a)	in relation to the technical management of the Vessel, Euronav Ship Management SAS or any other wholly owned Subsidiary of Euronav NV; and

(b)	in relation to the commercial management of the Vessel:

(i)	Euronav Tankers NV; or

(ii)	any wholly owned Subsidiary of Euronav NV,
or, in each case, any other company which the Facility Agent may, with the instructions of the Majority Lenders, approve from time to time as the technical or commercial manager of the Vessel (such approval not to be unreasonably withheld).
Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
Availability Period means the period from and including the date of this Agreement to and including the date falling three Months prior to the Final Maturity Date.
Available Commitment means a Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(a)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
Available Facility means the aggregate for the time being of each Lender's Available Commitment.
Break Costs means the amount (if any) by which:

(a)
the interest (excluding margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, Brussels, Paris, London and New York.
Code means the US Internal Revenue Code of 1986.
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
Collection Account Pledges means each of the pledges over the respective Collection Accounts dated on or about the date of this Agreement between the Security Agent and the respective Borrowers.
Collection Accounts means:

(a)
an account in US dollars designated “Collection Account” opened and maintained by Euronav Tankers NV with the Account Bank (account number to be notified to Euronav Tankers NV by the Account Bank); and

(a)	an account in US dollars designated “Collection Account” opened and maintained by the Company with the Account Bank (account number to be notified to the Company by the Account Bank), in each case in accordance with clause 20.15 (Collection Accounts) and includes any interest of the relevant Borrower in any replacement account or any sub-division or sub-account of that account.
Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading Commitment in Schedule 1 (The Original Lenders); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).
Confidential Information means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 36.4(a) (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.
Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Facility Agent.
Default means an Event of Default or any event or circumstance specified in clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Defaulting Lender means any Lender:

(a)
which has failed to make its participation in a Loan available (or has notified the Facility Agent or the Company (which has notified the Facility Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraphs (a) and (c) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and
payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent.
Disruption Event means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group.
Environmental Approval means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.
Environmental Claim means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
Environmental Incident means:

(a)	any release of Environmentally Sensitive Material from the Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or is reasonably likely to be arrested, attached, detained or injuncted and/or the Vessel and/or the relevant Borrower and/or any operator or manager of the Vessel is at fault or allegedly at fault or is reasonably likely to be subject to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from the Vessel and in connection with which the Vessel is actually or reasonably likely to be arrested and/or where the relevant Borrower and/or any operator or manager of the Vessel is at fault or allegedly at fault or is reasonably likely to be subject to any legal or administrative action.

Environmental Law means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
Environmentally Sensitive Material means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
Event of Default means any event or circumstance specified as such in clause 23 (Events of Default).
Facility means the revolving loan facility made available under this Agreement as described in clause 2 (The Facility).
Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
Fallback Interest Period means a period of one month.
FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)
in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Fee Letter means any letter or letters dated on or about the date of this Agreement between the Coordinator and the Company (or the Facility Agent and the Company) setting out any of the fees referred to in clause 11 (Fees).
Final Maturity Date means 31 December 2021.
Finance Document means this Agreement, each Security Document, the Mandate Letter, any Fee Letter and any other document designated as such by the Facility Agent and the Company.
Finance Party means the Facility Agent, Security Agent, the Coordinator, a Lender or the Account Bank.
Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with IFRS in force prior to 1 January 2019;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
Funding Rate means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of clause 10.4 (Cost of funds).
GAAP means generally accepted accounting principles in Belgium, including IFRS.
Group means the Company and its Subsidiaries for the time being.
Historic Screen Rate means, in relation to any Loan, the most recent applicable Screen Rate for dollars and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than five days before the Quotation Day.
HMT means Her Majesty’s Treasury of the United Kingdom.
Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.
IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
Impaired Agent means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

(e)	unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within five (5) Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
Information Memorandum means the document in the form approved by the Company concerning the Group which, at the Company's request and on its behalf, was prepared in relation to this transaction and distributed by the Coordinator and Bookrunner to selected financial institutions before the date of this Agreement.
Initial Voyage means the Vessel’s transit between offshore Malta and the destination that will be advised by Euronav NV to the Facility Agent prior to the start of the Initial Voyage.
Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)
has a secured party take possession of all or substantially all its assets or has an execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Insurances means:

(a)	in relation to the Vessel and the LSFO, all policies and contracts of insurance; and

(b)	in relation to the Vessel, all entries in a protection and indemnity or war risks or other mutual insurance association, in the name of the relevant Borrower or, in relation to the Vessel, the joint names of its owner and any other person in respect of or in connection with the Vessel and includes all benefits thereof (including the right to receive claims and to return of premiums).
Insurance Proceeds means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the relevant Borrower under Insurances
Interest Period means, in relation to a Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).
Interpolated Historic Screen Rate means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each for the currency of that Loan and each of which is as of a day which is no more than five Business Days before the Quotation Day.
Interpolated Screen Rate means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for the currency of that Loan.
ISM Code means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms safety management system, Safety Management Certificate and Document of Compliance have the same meanings as are given to them in the ISM Code).
ISPS Code means the International Ship and Port Facility Security Code (ISPS) constituted pursuant to resolution A.924(22) of the International Maritime Organisation ("IMO") adopted by a Diplomatic conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 as the same may be amended or supplemented from time to time.
ISSC means a valid and current  international Ship Security Certificate issued under the ISPS Code.
Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.
LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to clause 10.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
LMA means the Loan Market Association.
LSFO means low sulphur fuel oil and components.
LSFO Eligibility Criteria means, in respect of any LSFO, that it:

(a)	complies with the limits as stated by the IMO under Marpol Annex VI when blended with the LSFO on the Vessel;

(b)	complies with the specifications stated in ISO 8217:2010; and

(c)	is owned by the Obligor, stored on board the Vessel and subject to the Transaction Security.
LSFO Hedging Strategy Paper means a document setting the Company’s hedging strategy in relation to LSFO for a period of no less than 12 Months from the date of that document.
LSFO Inventory Report means a report in the form described in Schedule 7 (Form of LSFO Inventory Report) on:

(a)	the quantity of LSFO owned by the Borrowers and stored on board the Vessel at the time of the report; and

(b)	other than in respect of the initial LSFO Inventory Report delivered pursuant to clause 4.1(a), the quantity of LSFO:

(i)	taken on board the Vessel since the date of the previous LSFO Inventory Report; and

(ii)	each Relevant LSFO Transfer.
LSFO Market Price means:

(a)	AMFSA00 - FOB Singapore Marine Fuel Oil 0.5% as at close of business on the date of the first available quotation in each calendar month;

(b)	such other benchmark as agreed in writing from time to time between the Facility Agent (acting on the instructions of the Majority Lenders) and the Company; or

(c)
if that benchmark is not available, the price determined by a third party valuer selected by Facility Agent (acting on the instructions of the Majority Lenders) and set out in a valuation in form and substance satisfactory to the Majority Lenders.

LSFO Market Price Determination means a report in the form described in Schedule 8 (Form of LSFO Market Price Determination).
LSFO Value means an amount equal to:

(a)
the quantity of the LSFO in metric tonnes, determined on the basis of the most recently delivered Third-party Quantity Report pursuant to clause 18.6 (LSFO Inventory Report, LSFO Market Price Determination and Third-party Quantity Report));

multiplied by

(b)	the LSFO Market Price.
LTV Ratio means the ratio, expressed as a percentage, of:

(a)	the aggregate amount of all outstanding Loans minus the amount standing to the credit of the Collection Accounts; to

(b)	the LSFO Value of the LSFO owned by the Borrowers and stored on board the Vessel and which meets the LSFO Eligibility Criteria.
Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
Major Casualty means any casualty to the Vessel in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency.
Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 60 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 60 per cent. of the Total Commitments immediately prior to the reduction).
Manager's Undertaking means an undertaking by Euronav Ship Management SAS (and (if required by the Lenders) Euronav NV) as Approved Manager to the Security Agent in such form as the Security Agent may agree.
Mandate Letter means the letter dated 23 April 2019 between the Coordinator and the Company.
Margin means two point one per cent. per annum.
Material Adverse Effect means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of an Obligor and/or the Group taken as a whole;

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Material Member of the Group means each Obligor and any other member of the Group that represents 5% or more of the consolidated assets or 10% of consolidated revenue.
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end,
The above rules will only apply to the last Month of any period.
Mortgage means, in relation to the Vessel, a first priority or preferred (as the case may be) mortgage in the form appropriate to the relevant Approved Flag executed by Euronav Tankers NV owning the Vessel in favour of the Security Agent, such mortgage to be in agreed form and, where the relevant Approved Flag is Belgian, the amount secured by such mortgage shall be limited to 125 per cent. of the fair market value of the Vessel as at the date of the relevant mortgage.
New Lender has the meaning given to that term in clause 24 (Changes to the Lenders).
Obligor means a Borrower.
OFAC means the Department of the Treasury's Office of Foreign Assets Control of the United States of America.
Original Financial Statements means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 December 2018; and

(b)	in relation to each Obligor other than the Company, its audited financial statements for its financial year ended 31 December 2018.
Original Jurisdiction means, in relation to an Obligor, the Kingdom of Belgium.

Party means a party to this Agreement.
Permitted Security Interests means:

(a)	Security created by the Finance Documents;

(b)
liens for unpaid master's and crew's wages in accordance with usual maritime practice, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps);

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 Months' prepaid hire under any charter in relation to the Vessel not prohibited by this Agreement;

(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps);

(f)
any Security created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such proceedings or arbitration in good faith by appropriate steps provided such Security does not (and is not likely to) result in any sale, forfeiture or loss of the Vessel; and

(g)
Security arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made.

Pertinent Jurisdiction in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which Security created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c).

Protection and Indemnity Risks means the usual risks covered by a protection and indemnity association including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (01/11/02 or 01/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/1995 or 1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.
Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).
Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
Reference Bank Quotation means any quotation supplied to the Facility Agent by a Reference Bank.
Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as either:

(a)	if:

(i)	the Reference Bank is a contributor to the applicable Screen Rate; and

(ii)	it consists of a single figure,
the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market.
Reference Banks such entities as may be appointed by the Facility Agent in consultation with the Company.
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
Relevant Amount has the meaning given to it in clause 22.18 (Loan to Value).
Relevant LSFO Transfer means any transfer, disposal, removal or discharge from the Vessel of LSFO since the date of the previous LSFO Inventory Report.
Relevant Market means the London interbank market.
Relevant Person means:

(a)	each Obligor;

(b)	each subsidiary of an Obligor; and

(c)	all respective directors, officers, employees, agents and representatives of each of the persons mentioned in paragraphs (a) to (b) above.
Repeating Representations means each of the representations set out in clause 17 other than clauses 17.8 to 17.10.
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Requisition Compensation means any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Vessel.
Restricted Party means a person:

(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(a)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws which attach legal effect to being domiciled, registered as located or having its main place of business in such country; or

(b)	that is directly or indirectly owned or controlled by a person referred to in paragraph (a) and/or (b) above; or

(c)	with which any member of the Group is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws;
Rollover Loan means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and

(c)	made or to be made to the same Borrower for the purpose of refinancing that maturing Loan.
Sanctions Authority means Norway, the United Nations, the United Kingdom, the European Union, the member states of the European Union, the United States of America, Australia and Canada and any authority acting on behalf of any of them in connection with Sanctions Laws.
Sanctions Laws means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.
Sanctions List means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority as amended, revised, supplemented or substituted from time to time.
Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.
Secured Obligations means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, including the obligations set out in clause 27.3 (Parallel debt) whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity) (in each case on account of principal, interest, penalty, indemnity, enforcement costs and expenses or otherwise).
Secured Parties means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.
Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Agreements means:

(a)	the English law security agreement entered into between the Company (as chargor) and the Security Agent; and

(b)	the English law security agreement entered into between Euronav Tankers NV (as chargor) and the Security Agent;
each dated on or about the date of this Agreement relating to, amongst other things, the LSFO, Insurances and Requisition Compensation.
Security Document means each of:

(a)	the Mortgage;

(b)	the Share Pledge;

(c)	each Security Agreement;

(d)	each Collection Account Pledge;

(e)	any other document evidencing or creating Security over any asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents; and

(f)	any other document designated as such by the Company and the Security Agent.
Share Pledge means the share pledge in respect of the shares of Euronav Tankers NV (other than one share which is held by another group company) entered into between the Company (as pledgor) and the Security Agent and dated on or about the date of this Agreement.
Specified Time means a time determined in accordance with Schedule 9 (Timetables).
Subsidiary means any person (referred to as the "first person") in respect of which another person (referred to as the "second person"):

(a)	has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the first person;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the first person; or

(iii)	give directions with respect to the operating and financial policies of the first person with which the directors or other equivalent officers of the first person are obliged to comply; or

(b)
holds beneficially more than 50 per cent. of the issued share capital of the first person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Third-party Quantity Report means a report in the form described in clause 18.6(c)
Total Commitments means the aggregate of the Commitments, being US$100,000,000 at the date of this Agreement.
Total Loss means:

(a)	actual, constructive, compromised, agreed or arranged total loss of a Vessel;

(b)
any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 90 days redelivered to the relevant Borrower's full control;

(c)	any condemnation of the Vessel by any tribunal or by any person claiming to be a tribunal; and

(d)	any arrest, capture, seizure or detention of the Vessel (including piracy or theft) unless it is within 90 days redelivered to the relevant Borrower's (as the case may be) full control.
Total Loss Date means:

(a)	in the case of an actual loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Borrower with the Vessel's insurers in which the insurers agree to treat the Vessel as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Majority Lenders that the event constituting the Total Loss occurred.
Transaction Security means the Security created or expressed to be created in favour of the Security Agent pursuant to the Security Documents.
Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.
Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
US means the United States of America.
US Tax Obligor means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
Utilisation means a utilisation of the Facility.
Utilisation Date means the date of a Utilisation, being the date on which a Loan is to be made.
Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Vessel means ultra large crude carrier Oceania M.V. with IMO number 9246633.
Vessel Valuation means an up-to-date valuation of the Vessel in form and substance satisfactory to the Majority Lenders and prepared by Clarksons Platou Securities AS, Arrow Sale & Purchase (UK) Limited, Braemar ACM, Fearnleys, Maersk Broker K/S or such other sale and purchase shipbrokers which the Facility Agent has approved or nominated (on the instructions of the Majority Lenders) and the Company has agreed.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the Facility Agent, the Security Agent, the Coordinator, any Finance Party, any Secured Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)
an agency shall be construed so as to include any governmental, intergovernmental or supranational agency, authority, body, central bank, commission, department, ministry, organisation, statutory corporation or tribunal (including any political sub-division, national, regional or municipal government and any administrative, fiscal, judicial, regulatory or self-regulatory body or person);

(iii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Company and the Facility Agent

(iv)	assets includes present and future properties, revenues and rights of every description;

(v)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	a group of Lenders includes all the Lenders;

(vii)
guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)
a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any agency;

(xi)
approved by the Majority Lenders or approved by the Lenders means approved in writing by the Facility Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Facility Agent (on such conditions as the Facility Agent may impose) and approval and approve shall be construed accordingly;

(xii)	a provision of law is a reference to that provision as amended or re-enacted;

(xiii)	a time of day is a reference to London time; and

(xiv)
war risks includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

(b)
The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(a)	A Default (including an Event of Default) is continuing if it has not been remedied or waived in writing.

1.3	Currency symbols and definitions
$, USD and dollars denote the lawful currency of the United States of America.

1.4	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)
Subject to clause 36.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time

(c)
Any Receiver, Delegate or any person described in paragraph (b) of clause 27.13 (Exclusion of liability) may, subject to this clause 1.4 and the Third Parties Act, rely on any clause of this Agreement which expressly confers rights on it.

(d)
THE FACILITY

2	The Facility

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrowers a dollar revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Borrowers' rights and obligations

(a)
The obligations of each Borrower under the Finance Documents are joint and several. Failure by a Borrower to perform its obligations under the Finance Documents shall constitute a failure by all of the Borrowers.

(b)	Each Borrower irrevocably and unconditionally jointly and severally with each other Borrower:

(i)	agrees that it is responsible for the performance of the obligations of each other Borrower under the Finance Documents;

(ii)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Borrowers under the Finance Documents; and

(iii)
agrees with each Finance Party that, if any obligation of another Borrower under the Finance Documents is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all cost, loss or expense it incurs as a result of another Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Borrower under the Finance Documents. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(c)
The obligations of each Borrower under the Finance Documents shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

(d)
If any discharge, release or arrangement (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Borrowers under the Finance Documents will continue or be reinstated as if the discharge, release or arrangement had not occurred.

(e)
The obligations of each Borrower under the Finance Documents shall not be affected by an act, omission, matter or thing which, but for this clause (whether or not known to it or any Finance Party), would reduce, release or prejudice any of its obligations under the Finance Documents including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency or similar proceedings.

(f)
Each Borrower waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under any Finance Document. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

(g)
After cancellation of the Total Commitments in accordance with clauses 7.1 (Illegality) or the giving of notice under paragraph (a) of clause 23.16 (Acceleration), then, until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

(i)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower will be entitled to the benefit of the same; and

(ii)	hold in an interest-bearing suspense account any money received from any Borrower or on account of any Borrower's liability under any Finance Document.

(h)
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs (on such terms as it may require), no Borrower shall exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(i)	to be indemnified by another Obligor;

(ii)	to claim any contribution from any other Obligor or any guarantor of any Obligor's obligations under the Finance Documents;

(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Borrower is liable under the Finance Documents or any of the other Finance Documents;

(v)	to exercise any right of set-off against any other Obligor; and/or

(vi)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.
If a Borrower receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Facility Agent for application in accordance with clause 30 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

3	Purpose

3.1	Purpose
Each Borrower shall apply all amounts borrowed by it under the Facility towards payment for the purchase of LSFO stored on the Vessel and meeting the LSFO Eligibility Criteria and purchased for consumption by ships owned or operated by the Group (or, as the case may be, in reimbursement to the Borrowers of part of the purchase price for any such LSFO on board the Vessel) .

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

(a)
No Borrower may deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	other than in relation to a Rollover Loan:

(i)	the Company has supplied to the Facility Agent:

(A)
a copy of a certification from a third party inspector such as Inspectorate, SGS, Caleb Brett, Saybolt or any other third party inspector approved by the Facility Agent (acting on the instructions of the Majority Lenders) as to the quantity and quality of the LSFO subject to the purchase to be financed from the proceeds of the relevant Loan in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders);

(B)
a copy of the relevant invoice or invoices evidencing the counterparty and, in relation to the LSFO purchase to be financed from the proceeds of the Loan, the type of product, quantity, price, value, delivery and other commercial terms and, if not in English and if requested by the Facility Agent, a certified English translation;

(C)
a full set (3/3) of original clean, onboard and negotiable bills of lading relating to the LSFO purchase to be financed from the proceeds of the Loan endorsed in favour of the Security Agent or to its order;

(D)	a certificate of origin in relation to the LSFO to be financed (or refinanced, as applicable) from the proceeds of the Loan; and

(ii)	the Utilisation Request includes a certification as to the quantity of the LSFO currently in the Vessel;

(b)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(c)	the LTV Ratio is not greater than 50% and will remain so immediately following the proposed Utilisation; and

(d)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans
A Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, 31 or more Loans would be outstanding.

UTILISATION

5	Utilisation

5.1	Delivery of a Utilisation Request
A Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the lesser of:

(i)	the Available Facility and which is a minimum of US$1,000,000 or, if less, the Available Facility; and

(ii)	an amount equal to:

(A)	save as specified in paragraph (B) or (C) below, 50% of the invoice amount in respect of the LSFO to be purchased from the proceeds of the Loan;

(B)	in the case of the first Utilisation hereunder, 50% of the invoice amount in respect of the LSFO on board the Vessel to be refinanced from the proceeds of the Loan; or

(C)	in the case of a Utilisation made as contemplated in clause 22.18(e), the lesser of:

(1)	the applicable Relevant Amount; and

(2)	an amount which would bring the LTV Ratio to 50% following the making of the Utilisation.

5.4	Lenders' participation

(a)
If the conditions set out in this Agreement have been met, and subject to clause 6 (Repayment) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)
The Facility Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with clause 30.1 (Payments to the Facility Agent), in each case by the Specified Time.

5.5	Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

REPAYMENT, PREPAYMENT AND CANCELLATION

6	Repayment

(a)
Each of the Borrowers which has drawn a Loan shall repay that Loan on the last day of its Interest Period. Each Borrower shall ensure that all Loans are repaid by no later than the Final Maturity Date.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Loan is due to be repaid by that Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)
the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Facility Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the relevant Borrower will only be required to make a payment under clause 30.1 (Payments to the Facility Agent) in an amount in the relevant currency equal to that excess; and

(2)
each Lender's participation in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender's participation in the maturing Loan and that Lender will not be required to make a payment under clause 30.1 (Payments to the Facility Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the relevant Borrower will not be required to make a payment under clause 30.1 (Payments to the Facility Agent); and

(2)
each Lender will be required to make a payment under clause 30.1 (Payments to the Facility Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender's participation in the maturing Loan.

1	Prepayment and Cancellation

1.1	Illegality
If, in any applicable jurisdiction, it becomes

(a)	unlawful; or

(b)	contrary to, or inconsistent with, any regulation and/or contrary to or declared by any Sanctions Authority to be contrary to Sanctions Laws, for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(i)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	upon the Facility Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

(iii)
to the extent that the Lender's participation has not been transferred pursuant to paragraph clause 7.7(d) (Right of replacement or repayment and cancellation in relation to a single Lender) each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

1.2	Change of control

(a)	If a Change of Control occurs:

(i)	the Company shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)
unless the Facility Agent (acting on the instructions of the Majority Lenders) notifies the Company to the contrary, the Total Commitments shall be cancelled on the date falling 60 days thereafter and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable.

(b)	For the purposes of this clause 7.2:
Change of Control means:

(i)	in relation to the Company, if two or more persons acting in concert or any individual person in each case other than the Permitted Holders:

(A)	acquires legally and/or beneficially, and either directly or indirectly, in excess of 50 per cent. of the issued share capital or voting rights of the Company; or

(B)	has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Company; or

(ii)	in relation to Euronav Tankers NV, if:

(A)	the Company ceases to own, directly, 100% minus one share of the issued share capital of Euronav Tankers NV; and/or

(B)	Euronav Hong Kong Limited ceases to own, directly, one share of the issued share capital of Euronav Tankers NV.
Permitted Holders means (i) Saverco NV (including any parallel vehicle thereof and their respective alternative investment vehicles) and (ii) Victrix NV (including any parallel vehicle thereof and their respective alternative investment vehicles) and their affiliates.
Saverco means Saverco NV, a company incorporated in Belgium whose registered office is at de Gerlachekaai 20, B-2000 Antwerp, Belgium.
Victrix means Victrix NV, a company incorporated in Belgium whose registered office is at Le Grellelei 20, 2600 Berchem, Belgium.

1.3	Total Loss
Upon the occurrence of a Total Loss of the Vessel:

(a)	the Company shall notify the Facility Agent as soon as possible and in any event within three Business Days after the Total Loss Date; and

(b)
if the Majority Lenders so require, all outstanding amounts under the Facility shall be prepaid by the Borrowers on the earlier of (i) the date falling 90 days after the Total Loss Date and (ii) the date upon which the Insurance proceeds (or Requisition Compensation) in respect of that Vessel and/or the LSFO are received.

1.4	Breach of financial covenants
If any requirement of clause 19 (Financial covenants) is not satisfied and the Majority Lenders so require, all outstanding amounts under the Facility shall be prepaid by the Borrowers (and the Commitments shall be cancelled) not later than 5 days following a request in writing from the Facility Agent (acting on the instructions of the Majority Lenders).

1.5	Collection Accounts
The balance standing to the credit of the Collection Accounts shall be applied in prepayment of the Loans on the last day of each Interest Period.

1.6	Voluntary cancellation
The Company may, if it gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$1,000,000) of the Available Facility. Any cancellation under this clause 7.6 shall reduce the Commitments of the Lenders rateably.

1.7	Voluntary prepayment of Loans
A Borrower to which a Loan has been made may, if it gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$1,000,000).

1.8	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under clause 12.3 (Tax indemnity) or clause 13.1 (Increased costs), the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Facility Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with clause 7.1 (Illegality) to any Lender, the Company may, on five Business Days' prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under clause 24.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent or the Security Agent;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)
A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

1.9	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)
If all or part of any Lender's participation in a Loan is repaid or prepaid and is not available for redrawing (other than by operation of clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

1.10	Application of prepayments

(a)	Any prepayment of a Loan pursuant to clause 7.2 (Change of control) or clause 7.7 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender's participation in that Loan.

(b)	Any prepayment of a Loan pursuant to clause 7.5 (Collection Accounts) shall be applied pro rata to each Lender's participation in the outstanding Loans.

1.11	Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent ten (10) Business Days' notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

COSTS OF UTILISATION

2	Interest

2.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

2.2	Payment of interest
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

2.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).

(b)	Any interest accruing under this clause 8.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(c)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

2.4	Notification of rates of interest

(a)	The Facility Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)	The Facility Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

3	Interest Periods

3.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this clause 9, a Borrower may select an Interest Period of one or three Months or of any other period agreed between a Borrower, the Facility Agent and all the Lenders.

(c)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(d)	Each Interest Period for a Loan shall start on its Utilisation Date.

(e)	A Loan has one Interest Period only.

(f)	If no Interest Period is specified in a Utilisation Request in accordance with this clause 9, the Interest Period in respect of that Loan shall be three Months.

3.2	Changes to Interest Periods
If the Facility Agent makes any change to an Interest Period referred to in this clause 9.2, it shall promptly notify the Company and the Lenders.

3.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

4	Changes to the Calculation of Interest

4.1	Unavailability of Screen Rate

(a)
Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR for:

(i)	dollars; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR for that shortened Interest Period shall be determined pursuant to the definition of LIBOR.

(c)
Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR for:

(i)	Dollars; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable LIBOR shall be the Historic Screen Rate for that Loan.

(d)
Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable LIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)
Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of that Loan.

(f)
Cost of funds: If paragraph (e) above applies but no Reference Bank Rate is available for dollars or the relevant Interest Period there shall be no LIBOR for that Loan and clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

4.2	Calculation of Reference Bank Rate

(a)
Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

4.3	Market disruption
If before close of business in London on the Quotation Day for the relevant Interest Period the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

4.4	Cost of funds

(a)	If this clause 10.4 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the weighted average of the rates notified to the Facility Agent by each Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)
If this clause 10.4 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this clause 10.4 applies pursuant to clause 10.3 (Market disruption) and:

(i)	a Lender's Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(e)
If this clause 10.4 applies pursuant to clause 10.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

4.5	Notification to Company
If clause 10.4 (Cost of funds) applies the Facility Agent shall, as soon as is practicable, notify the Company.

4.6	Break Costs

(a)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

5	Fees

5.1	Commitment fee

(a)	The Company shall pay to the Facility Agent (for the account of each Lender) a fee computed at the rate of 0.735 per cent. per annum on that Lender's Available Commitment for the Availability Period.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

5.2	Upfront fee
The Company shall pay to the Coordinator (for the account of each Lender) an upfront fee in the amount and at the times agreed in a Fee Letter.

5.3	Agency fee
The Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

5.4	Security Agent fee
The Company shall pay to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter.

ADDITIONAL PAYMENT OBLIGATIONS

6	Tax Gross Up and Indemnities

6.1	Definitions

(a)	In this Agreement:
Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

6.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

6.3	Tax indemnity

(a)
The Company shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3 notify the Facility Agent.

6.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

6.5	Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

6.6	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term representative member to have the same meaning as in the Value Added Tax Act 1994).

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

6.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

6.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

7	Increased Costs

7.1	Increased costs

(a)
Subject to clause 13.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

7.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

7.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 12.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this clause 13.3, a reference to a Tax Deduction has the same meaning given to that term in clause 12.1 (Definitions).

8	Other Indemnities

8.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (1) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (2) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

8.2	Other indemnities
The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 29 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

8.3	Indemnity to the Facility Agent
The Company shall promptly indemnify the Facility Agent against:

(a)	any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 30.11 (Disruption to payment systems etc.) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents.

8.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Company to comply with its obligations under clause 16 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)
acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)	Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this clause 14.4 will not be prejudiced by any release or disposal of the Transaction Security.

(c)
The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

8.5	Sanctions and regulatory indemnities
The Borrowers shall pay to the Facility Agent on demand, and the Borrowers shall indemnify each Lender against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by a Lender (other than in each case by reason of a Lender's gross negligence or wilful misconduct):

(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law or any Sanctions Law; or

(b)
as a result of any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and as a result of conduct of any Borrower or any of their partners, directors, officers, employees or agents that violates any Sanctions Laws.

9	Mitigation by the Lenders

9.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

9.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

10	Costs and Expenses

10.1	Transaction expenses
The Company shall promptly on demand pay the Facility Agent, the Security Agent and the Coordinator the amount of all costs and expenses (including legal fees and insurance consultants’ fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

10.2	Amendment costs
If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to clause 30.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

10.3	Enforcement costs
The Company shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

11	Representations
Each Obligor makes the representations and warranties set out in this clause 17 to each Finance Party on the date of this Agreement.

11.1	Status
It is a limited liability corporation, duly incorporated, validly existing and in good standing under the law of, and has its centre of main interests in, Belgium and has the power to own its assets and carry on its business as it is being conducted.

11.2	Binding obligations
Subject to any relevant mandatory insolvency laws affecting creditors' rights generally and to general equity principles:

(a)	the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above), each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

11.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with or constitute a default or termination event (however described) under:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

11.4	Power and authority

(a)
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

11.5	Validity and admissibility in evidence

(a)	All Authorisations and any other acts, conditions or things required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained, effected, done, fulfilled or performed and are in full force and effect.

(b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Obligors have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

11.6	Governing law and enforcement

(a)	The choice of the law stated to be the governing law of each Finance Document will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the stated governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

11.7	Insolvency
No:

(a)	corporate action, legal proceeding or other procedure or step described in clause 23.7 (Insolvency proceedings); or

(b)	creditors' process described in clause 23.8 (Creditors' process), has been taken or, to the knowledge of the Company, threatened in relation to a member of the Group and none of the circumstances described in clause 23.6 (Insolvency) applies to a member of the Group.

11.8	Deduction of Tax
It is not required to make any Tax Deduction (as defined in clause 12.1 (Definitions)) from any payment it may make under any Finance Document.

11.9	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

11.10	No default

(a)
No Event of Default (and on the date of this Agreement, no Default) is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)
No other event or circumstance is outstanding which has or might have constituted a default under any other agreement or instrument which is binding on it or any member of the Group or to which its (or any of member of the Group’s) assets are subject which might have a Material Adverse Effect.

11.11	No misleading information

(a)
Any factual information provided by any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)
Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(d)
All other written information provided by any member of the Group (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

11.12	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)
Its Original Financial Statements fairly present its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Company).

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since 31 December 2018.

11.13	ISM Code and ISPS Code compliance
All requirements of the ISM Code and the ISPS Code as they relate to any Borrower, the Approved Manager and the Vessel have been complied with.

11.14	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.15	No proceedings

(a)
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of the member of the Group.

(b)
No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any member of the Group.

11.16	No breach of laws

(a)	It has not (and no member of the Group has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

11.17	Environmental matters
Except as may have been disclosed by a Borrower in writing to, and acknowledged in writing by, the Facility Agent:

(a)	each Borrower has complied with the provisions of all Environmental Laws;

(b)	each Borrower has obtained all Environmental Approvals and is in compliance with all Environmental Approvals;

(c)	no Borrower has received notice of any Environmental Claim that alleges that it is not in compliance with any Environmental Law of any Environmental Approval;

(d)	there is no Environmental Claim pending or, to the best of each Borrowers knowledge and belief (having made due enquiry), threatened against that Borrower or the Vessel; and

(e)	no Environmental Incident which could or might give rise to any Environmental Claim has occurred.

11.18	Taxation
Each Borrower has paid all taxes applicable to, or imposed on or in relation to, that Borrower and its business.

11.19	No money laundering
In relation to the utilisation by each of the Borrowers of the Loans granted or to be granted to it under this Agreement, the performance and discharge of its obligations and liabilities under the Finance Documents to which it is a party, and the transactions and other arrangements effected or contemplated by the Finance Documents to which it is a party, each Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005).

11.20	Anti-Corruption Laws
Each Borrower has conducted its business in compliance with all applicable Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

11.21	Sanctions
Each Relevant Person has been and is in compliance with all Sanctions Laws and no Relevant Person:

(a)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(b)	has received formal notice in writing of any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws.

11.22	Security
Each Obligor holds the legal title to, and owns the entire beneficial interest in the Charged Property, free from all Security and other interests and rights of every kind, except for Permitted Security Interests.

11.23	Ranking
The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security other than Permitted Security Interests.

11.24	Good title to assets
Each Obligor has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

11.25	Shares

(a)	The shares of Euronav Tankers NV which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

(b)	The constitutional documents of Euronav Tankers NV do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

(c)
There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of Euronav Tankers NV (including any option or right of pre-emption or conversion).

11.26	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation.

(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

11.27	Repetition
The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

12	Information Undertakings
The undertakings in this clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

12.1	Financial statements
The Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)
as soon as the same become available, but in any event within 120 days after the end of each of its financial years the audited consolidated accounts of the Group and audited individual accounts of each Borrower;

(b)
as soon as the same become available, but in any event within 75 days after the end of each half of each of its financial years the audited consolidated balance sheet of the Group certified as to its correctness by the chief financial officer of the Company and the audited individual balance sheet of each Borrower certified as to its correctness by an officer or director of that Borrower;

(c)
as soon as possible, but in no event later than 60 days after the end of each financial quarter of the Borrowers and provided that these documents have not been published on the Company's website or sent to the Lenders in the form of a press release, unaudited consolidated income statements of the Group certified as to their correctness by the chief financial officer of the Company and unaudited individual income statements of each Borrower certified as to their correctness by an officer or director of that Borrower;

(d)
as soon as possible, but not later than 120 days after the end of each financial year of the Company, a financial projection for each Borrower and the Group for the next 3 years in a format which is acceptable to the Facility Agent.

12.2	Compliance Certificate

(a)
The Company shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraph (a) and (b) clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by signed by the chief financial officer of the Company.

12.3	Requirements as to financial statements

(a)
Each set of financial statements delivered by the Company pursuant to clause 18.1 (Financial statements) shall give a true and fair view of the state of affairs of the Group (or the Borrowers, as the case may be) at the date of those accounts and of profit for the period to which those accounts relate and fully disclose or provide for all significant liabilities of the Group (or the Borrowers, as the case may be).

(b)
The Company shall procure that each set of financial statements delivered pursuant to clause 18.1 (Financial statements) is prepared in accordance with all applicable laws and using GAAP consistently applied.

12.4	Change in GAAP

(a)
If, at any time after the date of this Agreement, any mandatory change is made to GAAP or any applicable law relating to the financial reporting (including but not limited to accounting bases, policies, practices and procedures or reference periods) of the Group generally or any member of the Group individually and the effect of complying with that change would result in the value for "Cash", "Consolidated Current Assets", "Consolidated Current Liabilities", "Consolidated Working Capital", "Free Liquid Assets", "Stockholders' Equity", "Total Assets" and/or "Total Indebtedness" being materially different from its value if calculated in accordance with GAAP and all applicable laws in effect at the date of this Agreement and of which the Lenders would reasonably expect to have been informed, the Company shall immediately notify the Facility Agent of that change and procure that, as soon as reasonably practicable thereafter, the Company's auditors deliver to the Facility Agent:

(i)
a description of the change and what adjustments would need to be made to the financial statements of the Group following that change in order to reverse the effects of that change so that the values of "Cash", "Consolidated Current Assets", "Consolidated Current Liabilities", "Consolidated Working Capital", "Free Liquid Assets", "Stockholders' Equity", "Total Assets" and/or "Total Indebtedness" will be the same as if calculated in accordance with GAAP and all applicable laws in effect at the date of this Agreement; and

(ii)	such information, in form and substance acceptable to the Facility Agent, as may be required:

(A)
to enable the Lenders to determine whether there is a breach of any of the financial covenants in respect of the Group set out in clause 19 (Financial covenants) (based on GAAP and all applicable laws in effect at the date of this Agreement); and

(B)	to assist the Lenders in making an accurate comparison between the financial position of the Group indicated in the financial statements prepared following the change and those prepared prior to it.

(b)
In the event that the Majority Lenders are satisfied that, based on the information provided by the Company’s auditors, the financial covenants in clause 19 (Financial covenants) have been complied with, the Lenders and the Borrowers shall enter into discussions with a view to agreeing amendments to this Agreement so as to mitigate the effect of the change.

12.5	Bills of Lading

(a)
By no later than five Business Days following any request from the Facility Agent (acting on the instructions of the Majority Lenders), the Company shall supply to the Facility Agent a full set (3/3) of replacement clean, onboard and negotiable original bills of lading relating to the LSFO at that time on board the Vessel and endorsed in favour of the Security Agent or to its order.

(b)
By no later than five Business Days following the completion of the loading on board the Vessel of any LSFO, the Company shall supply to the Facility Agent a full set (3/3) of replacement original clean, onboard and negotiable bills of lading relating to the LSFO on board and endorsed in favour of the Security Agent or to its order.

(c)	The Borrowers shall ensure that all bills of lading relating to the LSFO on board the Vessel will be issued on behalf of a Borrower as the carrier.

12.6	LSFO Inventory Report, LSFO Market Price Determination and Third-party Quantity Report

(a)	The Borrowers shall supply to the Facility Agent:

(i)	on a weekly basis the duly executed LSFO Inventory Report; and

(ii)
on a monthly basis (within the first seven Business Days of each calendar month (and following delivery of the relevant Third-party Quantity Report for that month) commencing in the month following the first Utilisation Date hereunder), the duly executed LSFO Market Price Determination, accompanied by evidence supporting the relevant calculations and determinations contained therein.

(b)	The Borrowers shall supply with the LSFO Inventory Report, a copy of the mate's receipt and bunker delivery note in respect of each Relevant LSFO Transfer.

(c)
The Borrowers shall procure that a third-party inspector nominated by the Company and acceptable to the Facility Agent and Majority Lenders shall certify, following physical inspection, on a monthly basis (within the first five Business Days of each calendar month commencing in the month following the first Utilisation Date hereunder) the quantity of LSFO on board the Vessel provided that:

(i)	subject to paragraph (ii) below, the Borrowers shall not be required to deliver a Third-party Quantity Report whilst the Vessel is on its Initial Voyage; and

(ii)
if, as a result of the Vessel being on its Initial Voyage a Third-party Quantity Report is not delivered in any calendar month, the Borrowers shall procure that a Third-party Quantity Report is provided by no later than the earlier of:

(A)	ten Business Days of completion of the Initial Voyage; and

(B)	three Months after the date of the previous Third-party Quantity Report delivered pursuant to this clause 18.6(c).

(d)
The Company shall give the Facility Agent prior notice of the Initial Voyage, including the estimated arrival date and destination. The Company shall promptly notify the Facility Agent if the destination is changed or if the Vessel is unlikely to arrive within 15 days before or after the estimated arrival date set out in that notice.

12.7	Vessel Valuation
The Borrowers shall supply to the Facility Agent a Vessel Valuation by no later than 30 days after the date of each anniversary of this Agreement and at the cost and expense of the Borrowers.

12.8	LSFO Hedging Strategy Paper
The Company shall supply to the Facility Agent the current LSFO Hedging Strategy Paper by no later than 30 days after the date of each anniversary of this Agreement.

12.9	Sanctions
Each Borrower shall:

(a)
supply to the Facility Agent, promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to or with respect to Sanction Laws against (a) a Borrower, (b) any other Relevant Person (c) any owners of any Relevant Person (other than any owner of the Borrower), or (d) any of its direct or indirect owners or any of their respective directors, officers, employees, agents or representatives as well as information on what steps are being taken with regards to answering or opposing the same; and

(b)
inform the Facility Agent promptly upon becoming aware that any of (a) a Borrower, (b) any other Relevant Person or (c) any owners of any Relevant Person (other than any owner of a Borrower), has become or is likely to become a Restricted Party.

12.10	Information: miscellaneous
The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests), provided such information has not been published on the Company’s website:

(a)	all material communications dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	at the same time as they are dispatched, copies of any press release issued by any Borrower;

(c)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(d)
promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group and which might have a Material Adverse Effect;

(e)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and

(f)
as soon as practicable after receiving a request from the Facility Agent, such further information regarding the financial condition, business and operations of any Material Member of the Group as any Finance Party (through the Facility Agent) may reasonably request.

12.11	Year-end
The Company shall not change its Accounting Reference Date.

12.12	Principal place of business
Each Borrower will notify the Facility Agent if it has a place of business in any jurisdiction which would require a Finance Document to which it is a party to be registered, filed or recorded with any court or authority in that jurisdiction or if the centre of its main interests changes.

12.13	Notification of default

(a)
Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.14	Use of websites

(a)
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the Designated Website) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.
If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

12.15	Know your customer checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)
any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

13	Financial Covenants
The Company will ensure that the consolidated financial position of the Group shall at all times be such that:

(a)	Consolidated Working Capital shall not be less than $0;

(b)	Free Liquid Assets are not less than the higher of:

(i)	US$50,000,000;

(ii)	5 per cent. of Total Indebtedness;
(c)    the amount of Cash shall equal or exceed US$30,000,000; and
(d)    the ratio of Stockholders’ Equity to Total Assets is not less than 30 per cent.
In this clause 19 (Financial Covenants):
Cash means, at any date of determination under this Agreement, the aggregate value of the Group's credit balances on any deposit, savings or current account and cash in hand with recognised and reputable banks or financial institutions but excluding any such credit balances and cash subject to Security at any time;
Consolidated Current Assets means, at any date of determination under this Agreement, the amount of the current assets of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet and including any amounts available under committed credit lines having remaining maturities of more than 12 months;
Consolidated Current Liabilities means, at any date of determination under this Agreement, the amount of the current liabilities of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;
Consolidated Working Capital means Consolidated Current Assets less Consolidated Current Liabilities;
Free Liquid Assets means, at any date of determination under this Agreement, the aggregate amount of cash and cash equivalents of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet but excluding any of those assets subject to Security (other than Security in favour of the Security Agent pursuant to this Agreement) at any time and, for the avoidance of doubt, "cash and cash equivalents" include any amounts available under committed credit lines having remaining maturities of more than 6 months;
Latest Balance Sheet means, at any date, the consolidated balance sheet of the Group most recently delivered to the Facility Agent pursuant to clause 18.1 (Financial Statements) and/or most recently made publicly available;
Stockholders' Equity means, at any date of determination under this Agreement, the amount of the capital and reserves of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;
Total Assets means, at any date of determination under this Agreement, the amount of the total assets of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet; and
Total Indebtedness means, at any date of determination under this Agreement, the amount of long-term loans (including finance leases, banks loans and other long-term loans) and short-term loans of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet.

14	Insurance Undertakings
The undertakings in this clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force except as the Facility Agent (acting on the instructions of the Majority Lenders) may otherwise permit.

14.1	Maintenance of obligatory insurances

(a)	The Borrowers shall keep the LSFO stored on board insured at its expense under a marine cargo insurance policy.

(b)	The Borrowers shall keep the Vessel insured at its expense against:

(i)	fire and usual marine risks and war risks (including hull and machinery, hull and freight interest, piracy, terrorism, missing vessel cover, blocking and trapping and confiscation); and

(ii)	Protection And Indemnity Risks (including pollution risks), on "full entry terms".

14.2	Terms of obligatory insurances

(a)	The Borrowers shall effect such insurances in respect of the onboard LSFO:

(i)	in Dollars;

(ii)	for an insured amount of at least the FOB purchase value of the LSFO stored on board.

(b)	The Borrowers shall, effect such insurances in respect of the Vessel:

(i)	in Dollars;

(ii)
in the case of fire and usual marine risks and war risks (including coverage for war protection and indemnity with a separate limit for the same amounts insured under war hull), in an amount on an agreed value basis at least the fair market value of the Vessel;

(iii)	in the case of hull and machinery insured values of the Vessel in an amount not less than 70 per cent. of the total insured value of the Vessel;

(iv)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry with a protection and indemnity association belonging to the International Group of Protection and Indemnity Associations;

(v)	in relation to Protection And Indemnity Risks in respect of the Vessel's full tonnage on full entry terms;

(vi)	on approved terms; and

(vii)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and Protection And Indemnity Risks, in approved war risks and Protection And Indemnity Risks associations.

14.3	Further protections for the Finance Parties
In addition to the terms set out in clause 20.2 (Terms of obligatory insurances), each Borrower shall procure that the obligatory insurances shall:

(a)
in relation to the obligatory insurances for fire and usual marine risks and war risks, whenever the Security Agent requires, name (or be amended to name) the Security Agent as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Agent, but without the Security Agent thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Agent as loss payee with such directions for payment as the Security Agent may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Agent shall be made without set off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent or any other Finance Party; and

(e)	provide that the Security Agent may make proof of loss if the relevant Borrower fails to do so.

14.4	Renewals

(a)	The Borrowers shall ensure that:

(i)	before the expiry of any obligatory insurance, that obligatory insurance is renewed; and

(ii)	promptly after each such renewal, there is provided to the Security Agent details of the terms and conditions on which such obligatory insurances have been renewed.

(b)
If there is a change in the insurers and/or markets through whom the obligatory insurances are placed the Borrowers shall procure that the Security Agent is notified within a reasonable time of the names of the insurers and/or markets employed for the purposes of the renewal of the obligatory insurance and of the amounts in which they are renewed.

14.5	Letters of undertaking

(a)
In relation to all obligatory insurances effected from time to time under clause 20.2 (Terms of obligatory insurances), the Borrowers shall ensure that all brokers and any protection and indemnity or war risks associations in which the Vessel is entered, in each case being approved by the Security Agent (such approval not to be unreasonably withheld), provide the Security Agent with letters of undertaking:

(i)	in the case of a broker, in a form standard in the insurance market in which such broker operates or any professional association of which that approved broker is a member;

(ii)	in the case of a protection and indemnity or war risks association, in its standard form.

(b)
If any of the obligatory insurances referred to in clauses 20.2 20.2(b)(i) and/or 20.2 20.2(b)(ii) form part of a fleet cover, the Borrowers will procure that any letter of undertaking referred to in paragraph (a) of this clause is amended to provide that the relevant brokers shall undertake to the Security Agent that they shall neither set-off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances.

14.6	Copies of certificates of entry
The Borrowers shall ensure that any protection and indemnity and/or war risks associations in which the Vessel is entered provides the Security Agent with a certified copy of the certificate of entry for the Vessel.

14.7	Deposit of original policies
The Borrowers shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

14.8	Payment of premiums
The Borrowers shall ensure that (taking account of any applicable grace periods) all premiums, calls or contributions or other sums of money from time to time due in respect of any obligatory insurances are paid in full and produce all relevant receipts when so required by the Security Agent.

14.9	Guarantees
The Borrowers shall arrange for the execution and delivery of all guarantees and indemnities as may from time to time be required by the Vessel’s P&I Club or war risks association.

14.10	Compliance with terms of insurances
No Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance in relation to the Vessel or the LSFO stored on board invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)
each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Agent has not given its prior approval;

(b)	no Borrower shall make any changes relating to the classification or classification society or manager or operator of the Vessel approved by the underwriters of the obligatory insurances;

(c)
each Borrower shall make (and on request promptly supply copies to the Facility Agent of) all quarterly or other voyage declarations which may be required by the Protection And Indemnity Risks association in which the Vessel it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
no Borrower shall employ the Vessel, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

14.11	Alteration to terms of insurances
The Borrowers will procure that:

(a)
no adverse alteration is made to any obligatory insurance (which alteration is, in the reasonable opinion of the Security Agent (acting on the instructions of the Majority Lenders), likely to materially adversely affect the Lenders) without the prior written consent of the Security Agent (acting on the instructions of the Majority Lenders); and

(b)
all the steps under its control are taken to seek to avoid the occurrence of any act or omission which would enable cancellation of any obligatory insurance or render any obligatory insurance invalid, void or unenforceable or render any sum paid out under any obligatory insurance repayable in whole or in part.

14.12	Settlement of claims
No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and each Borrower shall do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

14.13	Provision of information
Each Borrower shall promptly provide the Security Agent (or any persons which it may designate) with any information which the Security Agent (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)
effecting or renewing any such insurances as are referred to in clause 20.14 (Mortgagee's interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances;

(c)
and the Borrowers shall, forthwith upon demand, indemnify the Security Agent in respect of all fees and other expenses reasonably incurred by or for the account of the Security Agent in connection with any such report as is referred to in paragraph (a).

14.14	Mortgagee's interest and additional perils insurances

(a)
The Facility Agent for the benefit of the Security Agent, or the Security Agent itself, shall effect, maintain and renew a mortgagee's interest additional perils insurance and a mortgagee's interest marine insurance in such amounts, on such terms reasonably available in the market, through such insurers and generally in such manner as the Security Agent may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Facility Agent or the Security Agent (as the case may be) in respect of all reasonable premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance provided that the cover in respect of the mortgagee's interest marine insurance shall not exceed 110 per cent. of the Loan.

(b)
Notwithstanding the above, if at any time the Facility Agent or Security Agent proposes to effect any insurances of the nature referred to in this clause, it shall first notify the Borrowers of the insurance which it proposes to effect, the terms on which it requires it to be effected and the date from which it requires it to be so effected. If, before the date on which the Facility Agent or Security Agent (as the case may be) requires that insurance to be effected, the Borrowers can demonstrate to the Facility Agent or Security Agent (as the case may be) that a firm of insurance brokers with a reputation acceptable to the Facility Agent or Security Agent (as the case may be) is able to arrange that insurance upon the same terms, before that date, for a price lower than that for which any firm of insurance brokers nominated by the Facility Agent or Security Agent is prepared to arrange that insurance and with underwriters acceptable to the Facility Agent or Security Agent (as the case may be), and if that firm of insurance brokers will enter into such agreements with the Facility Agent or Security Agent (as the case may be) as it may require taking into account the identity of that firm of insurance brokers, the Facility Agent or Security Agent (as the case may be) shall not unreasonably refuse to effect that insurance through that firm of insurance brokers so nominated by the Borrowers.

14.15	Collection Accounts

(a)	Each Borrower shall on or before the first Utilisation Date, open and maintain in its name with the Account Bank an Collection Account.

(b)
The Facility Agent shall give to the Account Bank all directions necessary to enable the Account Bank to operate the Collection Accounts in accordance with the terms of the Finance Documents. The Account Bank shall comply with any instructions of the Facility Agent to debit an Collection Account but only if the relevant instruction:

(i)	is in respect of a specified sum of money; and

(ii)	is in writing or, in the case of a transfer of funds by electronic transmission, is evidenced in accordance with the Account Bank’s normal banking practice for such transfers.

(c)	In the case of any conflict between any instructions given to the Account Bank by the Facility Agent and any other person the instructions of the Facility Agent will prevail.

(d)
The provisions of the Account Bank’s mandate forms and standard terms (as entered into with the Borrowers prior to the date of this Agreement, as the same may be amended from time to time) shall apply in respect of the respective Collection Accounts and the Account Bank. In the event of any conflict between the provisions of those terms and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(e)	Each Borrower shall procure that all Insurance Proceeds and Requisition Compensation payable to it shall be paid to the relevant Collection Account.

(f)
Each Borrower shall, without prejudice to clause 22.4(b)(iii) and clause 22.17(b)(ii), prior to each transfer or other disposal by it of any LSFO on board the Vessel, pay into the relevant Collection Account an amount equal to a proportion of the outstanding Loans which is equivalent to the proportion of LSFO to be transferred or disposed of as against the total LSFO on board the Vessel prior to that transfer or disposal.

(g)	A Borrower may transfer any balance standing to the credit of a Collection Account in satisfaction of its obligations pursuant to clause 22.18(d).

(h)
Without prejudice to clause 7.5 (Collection Accounts) and paragraph (g) above, no Borrower may without the prior written consent of the Security Agent (acting on the instructions of the Majority Lenders) receive, withdraw or otherwise transfer any amount credited to an Collection Account.

15	Vessel Undertakings

15.1	General
The undertakings in this clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force except as the Facility Agent may, on the instructions of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld in the case of clauses 21.2 (Vessel name and registration) and 21.12 (Restrictions on chartering, appointment of managers etc.).

15.2	Vessel name and registration
Euronav Tankers NV shall keep the Vessel registered in its name on an Approved Flag; and shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled and shall not change the name or country of registry of the Vessel provided that Euronav Tankers NV may change the registry of the Vessel to any Approved Flag without the consent of the Lenders subject to having given the Facility Agent not less than forty five (45) days’ prior written notice and subject to Euronav Tankers NV providing the Finance Parties with replacement security at the time of such transfer (in form and substance satisfactory to the Facility Agent, with such form and substance being confirmed by the Facility Agent prior to such change taking place) so that the Finance Parties have the same security on the Vessel and subject to any appropriate consequential amendments to the Finance Documents.

15.3	Repair and classification
Euronav Tankers NV shall keep the Vessel in a good safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)
so as to maintain the Vessel's class as at the date of this Agreement free of overdue recommendations and conditions affecting the Vessel's class with a classification society which has been approved by the Facility Agent;

(c)
so as to comply with all laws and regulations applicable to vessels registered on the applicable Approved Flag or to vessels trading to any jurisdiction to which the Vessel may trade from time to time, including but not limited to the ISM Code and the ISPS Code; and

(d)	always ensuring that the Vessel’s holds are in such state to allow that the Vessel may safely store the LSFO.

15.4	Modification
No Borrower shall make any modification or repairs to, or replacement of, the Vessel or equipment installed on it which would or might materially and adversely alter the structure, type or performance characteristics of the Vessel or reduce its value.

15.5	Removal of parts
No Borrower shall remove any material part of the Vessel, or any item of equipment installed on the Vessel, except in the normal course of maintenance and repair, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security or any right in favour of any person other than the Security Agent and becomes on installation on the Vessel the property of Euronav Tankers NV and subject to the security constituted by the Mortgage provided that Euronav Tankers NV may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Vessel.

15.6	Surveys
Euronav Tankers NV shall submit the Vessel to such periodical or other surveys which may be required for the Vessel's classification purposes and shall comply with all conditions and recommendations affecting the Vessel's class of the relevant classification society in accordance with their terms unless waived by such classification society.

15.7	Inspection
Each Borrower shall permit the Facility Agent (by surveyors or other persons appointed by it for that purpose, at the Borrowers' expense once per year) to board the Vessel at all reasonable times to inspect its condition (without interfering with the Vessel's operation) or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

15.8	Prevention of and release from arrest
Each Borrower shall promptly discharge, unless the same is being contested in good faith by that Borrower:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel or the Insurances in relation to the Vessel;

(b)	all taxes, dues and other amounts charged in respect of the Vessel or the Insurances in relation to the Vessel; and

(c)	all other outgoings whatsoever in respect of the Vessel or the Insurances in relation to the Vessel;
and, forthwith upon receiving notice of the arrest of the Vessel, or of its detention in exercise or purported exercise of any lien or claim, unless the same is being contested in good faith by that Borrower, the Borrowers shall as soon as possible or in any event within 30 days (or such greater period as may be agreed by the Facility Agent) procure its release by providing bail or otherwise as the circumstances may require.

15.9	Compliance with laws etc.
Without prejudice to the generality of clause 22.2 (Compliance with laws), each Borrower shall:

(a)	comply, or procure compliance with all laws or regulations:

(i)	relating to its business generally; and

(ii)	relating to the Vessel, its ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and the laws of the Approved Flag in relation to the Vessel;

(b)
obtain, comply with and do all that is necessary to maintain in full force and effect any consents required to be obtained and maintained by that Borrower in connection with any Environmental Laws; and

(c)
without limiting paragraph (a) above, not employ the Vessel owned by that Borrower nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws.

15.10	Provision of information
Each Borrower shall promptly provide the Facility Agent with any information which it reasonably requests regarding:

(a)	the Vessel, its employment, position and engagements;

(b)	payments and amounts due to the Vessel's master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Vessel and any payments made in respect of the Vessel;

(d)	any towages and salvages;

(e)	that Borrower, the Approved Managers' or the Vessel's compliance with the ISM Code and/or the ISPS Code;

(f)	Insurances and Insurance Proceeds,
and, upon the Facility Agent's request, to provide copies of any current charter relating to the Vessel and of any current charter guarantee (unless that Borrower is prohibited to do so under applicable confidentiality provisions and if there is any such confidentiality provision, that Borrower shall use all reasonable endeavours to provide such copies) and copies of the Vessel's Safety Management Certificate.

15.11	Notification of certain events
The Borrowers shall immediately notify the Facility Agent by email, confirmed forthwith by letter, of:

(a)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(b)
any requirement or recommendation made by any insurer or classification society or by any competent authority in respect of the Vessel (including in connection with port state control) which is not complied with within the applicable time limit;

(c)	any arrest or detention of the Vessel, any exercise of any lien on the Vessel or Insurance Proceeds or any requisition of the Vessel for hire which may be material in the context of this Agreement;

(d)	any Environmental Claim made against any Borrower or in connection with the Vessel, or any Environmental Incident;

(e)	any general average declaration or possible general average declaration/event, salvage and towage;

(f)	any claim for breach of the ISM Code or the ISPS Code being made against an Borrower, an Approved Manager or otherwise in connection with the Vessel;

(g)	any casualty of the Vessel which is or is likely to be or to become a Major Casualty; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and the Borrowers shall keep the Facility Agent advised in writing on a regular basis and in such detail as the Facility Agent shall require of any Borrower's, the Approved Manager's or any other person's response to any of those events or matters.

15.12	Restrictions on chartering, appointment of managers etc.
No Borrower shall:

(a)	let the Vessel on demise charter for any period;

(b)	enter into any charter in relation to the Vessel other than a charter with the other Borrower;

(c)	appoint a manager of the Vessel other than the Approved Manager or agree to any material alteration to the terms of the Approved Manager's appointment; or

(d)
put the Vessel into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $5,000,000 (or the equivalent in any other currency) unless either:

(i)
that person has first given to the Security Agent and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or Insurance Proceeds for the cost of such work or for any other reason; or

(ii)	the cost of such work is covered by Insurances; or

(iii)	Euronav Tankers NV establishes to the reasonable satisfaction of the Facility Agent (acting on the instructions of the Majority Lenders) that it has sufficient funds to pay for the cost of such work.

15.13	Notice of Mortgage
Each Borrower shall keep the Mortgage registered against the Vessel as a valid first priority mortgage, carry on board the Vessel a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the bridge/navigation room and the Master's cabin of the Vessel a framed printed notice stating that the Vessel is mortgaged by Euronav Tankers NV to the Security Agent.

15.14	Territorial Waters

(a)
The Borrowers shall ensure that following commencement of the Initial Voyage and whilst any Loan is outstanding the Vessel does not enter territorial waters of any jurisdiction without the prior written consent of the Facility Agent.

(b)
If the Borrowers require the Vessel to enter into territorial waters of any jurisdiction they shall give the Facility Agent not less than ten (10) Business Days’ prior written notice (or as soon as practically possible if the safe operation of the Vessel or the preservation of the LSFO on board so require) and shall indemnify the Facility Agent, to the extent the Borrowers wish to utilise the Facility, in respect of any costs and expenses that the Facility Agent may incur in determining whether or not to give its consent including, without limitation, the costs of engaging legal counsels to establish whether the security over the Vessel and the LSFO will be enforceable and effective in the jurisdiction in which the Vessel is proposed to enter, together with the costs of executing any additional documentation and any legal opinions if required.

(c)
If required by the Facility Agent to ensure that the Finance Parties have security over the LSFO on board the Vessel in the relevant jurisdiction the Borrowers shall ensure that new security is granted to the Security Agent on such terms as may be required and that such security is fully perfected prior to the Facility Agent giving its consent for the Vessel to enter, and the Vessel entering, territorial waters of such jurisdiction.

(d)
If the Facility Agent does not give its consent in accordance with paragraph (a) above, or the Borrowers elect not to provide security in the relevant jurisdiction as contemplated in paragraph (c) above, the Borrowers shall be entitled to take the Vessel into territorial waters provided that they shall prepay the Facility (together with all amounts then outstanding to the Finance Parties under the Finance Documents) in full pursuant to clause 7.7 (Voluntary prepayment of Loans) prior to the Vessel entering territorial waters (or, in the situation where the safe operation of the Vessel or the preservation of the LSFO on board require the Vessel to enter territorial waters, as soon as practicable following the giving of notice to the Facility Agent pursuant to paragraph (a) above and in any event within five (5) Business Days thereof), and in such circumstance the Borrowers shall be permitted to re-Utilise the Facility (and operate the Facility as normal in accordance with its terms) upon the Vessel returning to international waters (but for the avoidance of doubt, no Utilisations will be permitted prior to the Vessel returning to international waters), subject to the conditions to making Utilisations in this Agreement.

16	General Undertakings
The undertakings in this clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

16.1	Authorisations
Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply, promptly upon request, certified copies to the Facility Agent of any Authorisation required under any law or regulation of its jurisdiction of incorporation to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document; and

(iii)	carry on its business.

16.2	Compliance with laws
Each Borrower shall conduct its business in a proper and efficient manner in compliance with:

(a)	its constitutional documents;

(b)	all Environmental Laws; and

(c)	all other laws and regulations applicable to it or its business, and shall notify the Facility Agent immediately upon becoming aware of any breach of any such document, law or regulation.

16.3	Negative pledge
No Obligor shall create or permit to subsist any Security over the Charged Property other than Permitted Security Interests.

16.4	Disposals

(a)	No Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(iii)	of LSFO in accordance with clause 22.17(b)(ii);

(iv)	with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); or

(v)
assets other than LSFO (to which paragraph (iii) shall apply), where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iv) above or made under this paragraph (v)) does not exceed 50% of the net asset value of that Obligor by reference to the latest financial statements delivered pursuant to clause 18.1.

16.5	Arm's length basis
Euronav Tankers NV will not enter into any transaction with any person except on arm's length terms and for full market value.

16.6	Loans or credit

(a)	Euronav Tankers NV will not be a creditor in respect of any Financial Indebtedness.

(b)
Paragraph (a) above does not apply to Financial Indebtedness made available to the Company provided that Euronav Tankers NV’s rights in respect of that Financial Indebtedness are at all times fully subordinated to the rights of the Finance Parties.

16.7	No guarantees or indemnities
No Obligor shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person if, as a result of incurring that Financial Indebtedness, an Event of Default would occur, or one or more of the financial covenants in respect of the Company set out in clause 19 (Financial Covenants) would be breached, on the date of such incurrence.

16.8	Dividends and share redemption
The Company may only pay a dividend or make a distribution and/or buy-back its own common stock subject to the following conditions:

(a)	no Event of Default has occurred and is continuing or would result upon payment of the proposed dividend, distribution or buy-back; and

(b)	the payment of such dividend or distribution would not cause any breach of any of the financial covenants set out in clause 19 (Financial Covenants).

16.9	Financial Indebtedness
No Obligor shall incur or allow to remain outstanding any Financial Indebtedness if, as a result of incurring that Financial Indebtedness, an Event of Default would occur, or one or more of the financial covenants in respect of the Company set out in clause 19 (Financial Covenants) would be breached, on the date of such incurrence.

16.10	Merger

(a)
No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction which may have a Material Adverse Effect.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal permitted pursuant to clause 22.4 (Disposals).

16.11	Change of business
The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

16.12	Maintenance of Security
Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document to which it is a party validly creates the obligations and the Security which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document to which it is a party with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document to which it is a party, give any notice or take any other step which, in the reasonable opinion of the Majority Lenders, is or has become necessary for any Finance Document to which it is a party to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security which it creates.

16.13	Anti-Corruption Laws
Each Obligor shall:

(a)	conduct its businesses in compliance with Anti-Corruption Laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

16.14	Sanctions

(a)	Each Borrower shall:

(i)	ensure that neither it nor any subsidiary of any Borrower is or will become a Restricted Party.

(ii)	use reasonable endeavours to procure that no director, officer, employee, agent or representative of any Borrower or any subsidiary of any Borrower is or will become a Restricted Party; and

(iii)
procure that no proceeds of any Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner for a purpose prohibited by Sanctions Laws.

(b)
Any provision of the Finance Documents concerning Sanctions shall not apply to any Party if and to the extent that it is or would be unenforceable by or in respect of that Party by reason of breach of any applicable provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom), or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung).

16.15	Taxation
Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Facility Agent under clause 18.1 (Financial statements); and

(c)	such payment can be lawfully withheld.

16.16	Status

(a)	No Borrower will change its legal name, type of organisation or jurisdiction of incorporation.

(b)
Each Borrower will maintain its separate corporate existence under the laws of, and the centre of its main interests in, Belgium and the Company shall maintain its listing on the First Market of Euronext Brussels and the New York Stock Exchange or such other reputable international stock exchange approved by the Facility Agent (acting on the instructions of the Majority Lenders) in writing, such approval not to be unreasonably withheld or delayed.

16.17	LSFO

(a)	The Company shall procure that the LSFO stored on the Vessel meets the LSFO Eligibility Criteria at all times.

(b)	No Obligor shall:

(i)	purchase any LSFO with the proceeds of any Loan other than for the purposes of consumption by ships owned or operated by the Group;

(ii)
permit any LSFO stored on board the Vessel to be used by, or transferred to, any person other than, where no Event of Default is continuing, for the purposes of consumption by ships owned or operated by the Group and subject to clause 20.15(f), except with the Facility Agent’s prior written consent (acting on the instructions of the Majority Lenders).

16.18	Loan to value

(a)	Subject to paragraph (d) below, the Company shall procure that the LTV Ratio is at all times no greater than 50%.

(b)	Compliance with paragraph (a) above shall be tested:

(i)	weekly, on each Thursday; and additionally

(ii)	once per calendar month being on the date of the relevant LSFO Market Price Determination for such month, in each case on the basis of the most recently delivered Third-party Quantity Report or LSFO Inventory Report (whichever is most recently delivered) pursuant to clause 18.6 (LSFO Inventory Report, LSFO Market Price Determination and Third-party Quantity Report)) and by reference to the prevailing LSFO Market Price on the date of the relevant test (determined, absent manifest error, based on the most recently delivered LSFO Market Price Determination).

(c)
The LSFO Market Price shall be obtained at the expense of the Borrowers and updated and supplied to the Facility Agent on a Monthly basis or, following the occurrence of (i) an Event of Default that is continuing or (ii) the circumstances described in clauses 7.3 (Total Loss), at such frequency the Facility Agent (acting on behalf of Majority Lenders) requests. The Facility Agent is otherwise entitled to obtain additional valuations and/or LSFO quality checks at the Lenders’ cost on the instructions of the Majority Lenders.

(d)	If, on any Thursday, the Company is not in compliance with paragraph (a) above, the Borrowers shall within seven Business Days either:

(i)
prepay the Relevant Amount of the Loans in accordance with clause 7.7 (Voluntary prepayment of Loans), provided that the minimum notice period for the prepayment shall be two Business Days and no minimum amount requirement shall apply; or

(ii)	deposit the Relevant Amount in the Collection Accounts.
The “Relevant Amount” for the purposes of this paragraph (d) shall be that necessary to ensure compliance with paragraph (a) if retested as at the relevant date, but taking account of any such prepayment and the current amount standing to the credit of the Collection Accounts.

(e)
Relevant Amounts prepaid by the Borrowers pursuant to paragraph (d)(i) above will be available for re-drawing subject to the terms and conditions for the making of Utilisations under this Agreement being complied with.

16.19	Pari passu ranking
Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

16.20	Access
Each Obligor shall upon request permit the Facility Agent and/or Security Agent and/or accountants or other professional advisers and contractors of the Facility Agent or Security Agent free access at all reasonable times and on reasonable notice to the premises, assets, books, accounts and records of each Obligor.

16.21	Further assurance

(a)
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)
Each Obligor shall (and the Company shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

17	Events of Default
Each of the events or circumstances set out in clause 23 is an Event of Default (save for clause 23.16 (Acceleration)).

17.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

17.2	Security Document obligations
An Obligor does not comply with any provision of any Security Document.

17.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 23.1 (Non-payment) and clause 23.2 (Security Document obligations).

(b)
No Event of Default under paragraph (a) above in relation to any provision (other than clauses 17.21 (Sanctions), 18.5 (Sanctions), 20 (Insurance), paragraph (c) of clause 21.9 (Compliance with laws etc.), 21.14 (Territorial Waters), 22.2 (Compliance with laws) in so far as it relates to Sanctions Laws, 22.3 (Negative pledge), 22.4 (Disposals), 22.8 (Dividends and share redemption), 22.10 (Merger), 22.14 (Sanctions), 22.11 (Change of business) or 22.16 (Status)) will occur if the failure to comply is capable of remedy and is remedied within ten days of the earlier of (A) the Facility Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

17.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

17.5	Cross default

(a)
Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period (unless the due date thereof is rescheduled with the agreement of the relevant creditors before the expiry of any such originally applicable grace period).

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$10,000,000 (or its equivalent in any other currency or currencies).

17.6	Insolvency

(a)	A Material Member of the Group:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Material Member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)
A moratorium is declared in respect of any indebtedness of any Material Member of the Group (and for the avoidance of doubt, the ending of a moratorium will not remedy the Event of Default arising as a result of such moratorium).

17.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Material Member of the Group;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any Material Member of the Group, or any analogous procedure or step is taken in any jurisdiction.
This clause 23.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

17.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value of US$10,000,000.

17.9	Failure to comply with court judgment or arbitral award

(a)
Any member of the Group fails to comply with or pay by the required time any sum due from it under any final judgment or any final order made or given by a court or arbitral tribunal or other arbitral body, in each case of competent jurisdiction.

(b)	No Event of Default under paragraph (a) above will occur if the aggregate liability under that judgment or order is less than US$10,000,000 (or its equivalent in any other currency or currencies).

17.10	Ownership of the Obligors
An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

17.11	Unlawfulness and invalidity

(a)
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)
Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective.

17.12	Repudiation and rescission of agreements
An Obligor rescinds or repudiates a Finance Document or any of the Transaction Security.

17.13	Cessation of business
Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

17.14	Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigation, proceeding or dispute is commenced or threatened, or any judgment or order of a court, arbitral body or agency is made:

(a)	in relation to the Finance Documents or the transactions contemplated in the Finance Documents; or

(b)	otherwise against any member of the Group or its assets (or against the directors of any member of the Group), which (in each case) is reasonably likely to be adversely determined and, if adversely determined, will have or is reasonably likely to have a Material Adverse Effect.

17.15	Material adverse change
Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

17.16	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Company:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

CHANGES TO PARTIES

18	Changes to the Lenders

18.1	Assignments and transfers by the Lenders
Subject to this clause 24, a Lender (the Existing Lender) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) provided that the Existing Lender has obtained the prior written consent of the Company (not to be unreasonably withheld or delayed). No such prior written consent shall be required where an Event of Default is continuing or where the New Lender is an Affiliate of the Existing Lender.

18.2	Conditions of assignment or transfer

(a)	An assignment or transfer of part of a Lender's participation in Commitments or Loans must be in a minimum amount of US$10,000,000 unless the Facility Agent agrees otherwise.

(b)	An assignment will only be effective on:

(i)
receipt by the Facility Agent of written confirmation from the New Lender (whether in the Assignment Agreement or otherwise) (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it had been an Original Lender; and

(ii)
performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in clause 24.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 (Tax gross-up and indemnities) or clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(e)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

18.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$3,000 unless the New Lender is an Affiliate of the Existing Lender in which case no fee shall be payable.

18.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document or the Transaction Security; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

18.5	Procedure for transfer

(a)
Subject to the conditions set out in clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. The Obligors and the other Finance Parties irrevocably authorise the Facility Agent to execute any Transfer Certificate on their behalf, without any consultation with them.

(b)
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the Discharged Rights and Obligations);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Facility Agent, the Coordinator, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Coordinator, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.

18.6	Procedure for assignment

(a)
Subject to the conditions set out in clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(i)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clause 24.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 24.2 (Conditions of assignment or transfer).

18.7	Copy of Transfer Certificate or Assignment Agreement to Company
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

18.8	Security over Lenders' rights

(a)
In addition to the other rights provided to Lenders under this clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)
any transfer, assignment, charge, pledge or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any transfer of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(ii)
any transfer, assignment, charge, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security shall:

(A)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(B)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)
The limitations on transfers by a Lender set out in any Finance Document, in particular in Clause 24.1 (Assignments and transfers by the Lenders), Clause 24.2 (Conditions of assignment or transfer) and Clause 24.3 (Assignment or transfer fee)), shall not apply to the creation of Security pursuant to paragraph (a) above.

(c)
The limitations and provisions referred to in paragraph (b) above shall further not apply to any transfer of rights under the Finance Documents or of the securities issued by the special purpose vehicle, made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Security created pursuant to paragraph (a) above.

18.9	Pro rata interest settlement

(a)
If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a pro rata basis to Existing Lenders and New Lenders then (in respect of any transfer pursuant to clause 24.5 (Procedure for transfer) or any assignment pursuant to clause 24.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 24.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this clause 24.9 references to Interest Period shall be construed to include a reference to any other period for accrual of fees.

(c)
An Existing Lender which retains the right to the Accrued Amounts pursuant to this clause 24.9 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

19	Changes to the Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

THE FINANCE PARTIES

20	Role of the Facility Agent, the Coordinator and the Reference Banks

20.1	Appointment of the Facility Agent

(a)	Each of the Coordinator and the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the Coordinator and the Lenders authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

20.2	Instructions

(a)	The Facility Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)
The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

20.3	Duties of the Facility Agent

(a)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(c)	Without prejudice to clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Coordinator or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

20.4	Role of the Coordinator
Except as specifically provided in the Finance Documents, the Coordinator has no obligations of any kind to any other Party under or in connection with any Finance Document.

20.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Facility Agent or the Coordinator as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor the Coordinator shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

20.6	Business with the Group
The Facility Agent and the Coordinator may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

20.7	Rights and discretions

(a)	The Facility Agent may rely on:

(i)	any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.

(e)
The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Facility Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Coordinator is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)
Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

20.8	Responsibility for documentation
Neither the Facility Agent nor the Coordinator is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Coordinator, an Obligor or any other person in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of under or in connection with any Finance Document; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

20.9	No duty to monitor
The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

20.10	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, other than by reason of its gross negligence or wilful misconduct; or

(iii)
without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this paragraph (b) subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Coordinator to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, or for any Affiliate of any Lender, on behalf of any Lender and each Lender confirms to the Facility Agent and the Coordinator that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Coordinator.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent's liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

20.11	Lenders' indemnity to the Facility Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 30.11 (Disruption to payment systems etc.) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

20.12	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)
Alternatively the Facility Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a reputable financial institution as successor Facility Agent (acting through an office in the Netherlands, Belgium or London).

(c)
If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Company) may appoint a reputable financial institution as successor Facility Agent (acting through an office in the Netherlands, Belgium or London).

(d)
If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this clause 26 and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent's normal fee rates and those amendments will bind the Parties.

(e)
The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. The Company shall, within five Business Days of demand, reimburse the retiring Facility Agent for the amount of all reasonable costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Facility Agent) and this clause 26. (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(i)
The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (b) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)
the Facility Agent fails to respond to a request under clause 12.7 (FATCA information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Facility Agent pursuant to clause 12.7 (FATCA information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent, requires it to resign.

20.13	Replacement of the Facility Agent

(a)
After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a reputable financial institution as successor Facility Agent.

(b)
The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)
The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Facility Agent) and this clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

20.14	Confidentiality

(a)
In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

20.15	Relationship with the Lenders

(a)
Subject to clause 24.9 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under clause 32.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of clause 32.2 (Addresses) and paragraph (a)(ii) of clause 32.6 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

20.16	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Coordinator that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)
the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

20.17	Facility Agent's management time
If a Default has occurred, any amount payable to the Facility Agent under clause 14.3 (Indemnity to the Facility Agent), clause 16 (Costs and expenses) and clause 26.11 (Lenders' indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under clause 11 (Fees).

20.18	Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

20.19	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.

(b)
No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)
No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this clause 26.19 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

21	The Security Agent

21.1	Security Agent as trustee

(a)	The Security Agent declares that it holds the Charged Property on trust for the Secured Parties on the terms contained in this Agreement.

(b)
Each of the Finance Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

21.2	Security Agent as joint and several creditor

(a)
Each Borrower and each of the Finance Parties agrees that the Security Agent shall be the joint creditor ("hoofdelijke schuldeiser") together with each other Finance Party of each liability and obligation of the any Borrower towards any Finance Party under any Finance Document, and that accordingly the Security Agent will have its own independent right to demand performance by the relevant Borrower of those liabilities and obligations. However, any discharge of any liability or obligation of the a Borrower to one of the Security Agent or another Finance Party shall, to the same extent, discharge the corresponding liability or obligation owing to the other.

(b)
Without limiting or affecting the Security Agent's rights against the any Borrower (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and separate basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Finance Party except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent's right to act in the protection or preservation of rights under or to enforce any Finance Document (or to do any act reasonably incidental to any of the foregoing).

(c)
Subject to the provisions of this Clause 27.1 (Security Agent as joint and several creditor), the Security Agent holds any security created by a Finance Document in its name and the Security Agent shall have full and unrestricted title to and authority in respect of that security, subject always to the terms of the Finance Documents.

21.3	Parallel debt

(a)
Notwithstanding any other provision of this Agreement, each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by the Obligors to each of the Secured Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting the Obligor, to preserve its entitlement to be paid that amount.

(b)
The Security Agent shall have its own independent right to demand payment of the amounts payable by the Obligors under this clause 31.3 irrespective of any discharge of the Obligor’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the Obligor, to preserve their entitlement to be paid those amounts.

(c)
Any amount due and payable by an Obligor to the Security Agent under this clause 31.3 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by the Obligors to the other Secured Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under this clause 31.3.

21.4	Enforcement through Security Agent only
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

21.5	Instructions

(a)	The Security Agent shall:

(i)
subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Majority Lenders;

(ii)
not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Lender or group of Lenders, in accordance with instructions given to it by that Lender or group of Lenders).

(b)
The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if this Agreement stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under this Agreement and unless a contrary intention appears in this Agreement, any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)
in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, clauses 27.8 (No duty to account) to clause 27.13 (Exclusion of liability), clause 27.16 (Confidentiality) to clause 27.23 (Custodians and nominees) and clause 27.26 (Acceptance of title) to clause 27.29 (Disapplication of Trustee Acts); or

(iv)	in respect of the exercise of the Security Agent's discretion to exercise a right,

(v)	power or authority under any of:

(A)	clause 27.30 (Order of application); and

(B)	clause 27.33 (Permitted deductions).

(e)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above, the Security Agent shall do so having regard to the interests of all the Secured Parties.

(f)
The Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(g)
Without prejudice to the remainder of this clause 27.3(a), in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be appropriate in the best interests of the Lenders.

21.6	Duties of the Security Agent

(a)	The Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly:

(i)	forward to the Facility Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)
Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(e)
To the extent that a Party (other than the Facility Agent and the Security Agent) is required to calculate a Common Currency Amount, the Security Agent shall upon a request by that Party, promptly notify that Party of the relevant Security Agent's Spot Rate of Exchange.

(f)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

21.7	No fiduciary duties to Obligors
Nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.

21.8	No duty to account
The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

21.9	Business with the Group
The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

21.10	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security trustee for the Secured Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice made by the Company is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by any Lender) if the Security Agent in its reasonable opinion deems this to be desirable.

(e)
The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Charged Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person, unless such error or such loss was directly caused by the Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct.

(g)	Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement.

(h)
Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)
Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

21.11	Responsibility for documentation
None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, a Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property; or

(c)
any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise

21.12	No duty to monitor
The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

21.13	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Charged Property; or

(iv)	without prejudice to the generality of paragraph (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Charged Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this paragraph (b) subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)
Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

21.14	Lenders' indemnity to the Security Agent

(a)
Each Lender shall (in the proportion that the Liabilities due to it bear to the aggregate of the Liabilities due to all the Lenders for the time being (or, if the Liabilities due to the Lenders are zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by a Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (d) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (c) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to a Obligor.

21.15	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)
Alternatively the Security Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders may appoint a reputable financial institution as successor Security Agent.

(c)
If the Majority Lenders has not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Facility Agent) may appoint a reputable financial institution as successor Security Agent.

(d)
The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Company shall, within five Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Security Agent's resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Charged Property to that successor.

(f)
Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of clause 27.27 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of this clause 27 and clause 14.4 (Indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)
The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

21.16	Confidentiality

(a)
In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

21.17	Information from the Lenders
Each Lender shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

21.18	Credit appraisal by the Secured Parties
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Charged Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(c)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Charged Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(d)
the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

21.19	Security Agent's management time and additional remuneration

(a)	In the event of:

(i)	a Default; or

(ii)
the Security Agent being requested by a Obligor or the Majority Lenders undertake duties which the Security Agent and the Company agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Company agreeing that it is otherwise appropriate in the circumstances, the Company shall pay to the Security Agent any reasonable additional remuneration (together with any applicable VAT) for the cost of utilising the Security Agent's management time or other resources in an amount that as agreed between them or determined pursuant to paragraph (b) below. Any such additional remuneration is in addition to any other fee paid or payable to the Security Agent.

(b)
If the Security Agent and the Company fail to agree upon the nature of the duties or upon the additional remuneration referred to in paragraph (a) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the Parties.

21.20	Reliance and engagement letters
The Security Agent may obtain and rely on any certificate or report from any Obligor's auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor's liability and the extent to which that certificate or report may be relied on or disclosed).

21.21	No responsibility to perfect Transaction Security
The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)
take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

21.22	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document, and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)
Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

21.23	Custodians and nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

21.24	Delegation by the Security Agent

(a)
Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)
That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)
No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

21.25	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and the Lenders of that appointment.

(b)
Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)
The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

21.26	Acceptance of title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

21.27	Winding up of trust
If the Security Agent, with the approval of the Facility Agent, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then:

(i)
the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Security Agent which has resigned pursuant to clause 27.15 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

21.28	Powers supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

21.29	Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

21.30	Order of application
All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Documents, under clause 27.3 (Parallel debt), or in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as such) (other than pursuant to clause 27.3 (Parallel debt), any Receiver or any Delegate;

(b)
in payment or distribution to the Facility Agent, on its behalf and on behalf of the other Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with clause 30.6 (Partial payments);

(c)
if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(d)	the balance, if any, in payment or distribution to the relevant Obligor.

21.31	Investment of proceeds
Prior to the application of the proceeds of the Transaction Security in accordance with clause 27.30 (Order of application) the Security Agent may, at its discretion, hold all or part of those proceeds in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with itself or any Acceptable Bank and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent's discretion in accordance with the provisions of clause 27.30 (Order of application).

21.32	Currency conversion

(a)
For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

21.33	Permitted deductions
The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

21.34	Good discharge

(a)
Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Security Agent on behalf of the Lenders and any distribution or payment made in that way shall be a good discharge, to the extent of that payment or distribution, by the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Security Agent in the same currency as that in which any Unpaid Sum is denominated.

21.35	Amounts received by Obligors
If any of the Obligors receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Obligor will hold the amount received or recovered on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement.

21.36	Application and consideration
In consideration for the covenants given to the Security Agent by each Obligor in relation to clause 27.3 (Parallel debt) the Security Agent agrees with each Obligor to apply all moneys from time to time paid by such Obligor to the Security Agent in accordance with the foregoing provisions of this clause 27.

22	Conduct of business by the Finance Parties
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

23	Sharing among the Finance Parties

23.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 30 (Payment mechanics) or clause 27.30 (Order of application) to and including clause 27.36 (Application and consideration) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 30.6 (Partial payments).

23.2	Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 30.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

23.3	Recovering Finance Party's rights
On a distribution by the Facility Agent under clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

23.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

23.5	Exceptions

(a)
This clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

ADMINISTRATION

24	Payment Mechanics

24.1	Payments to the Facility Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Facility Agent, in each case, specifies.

24.2	Distributions by the Facility Agent
Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to clause 30.3 (Distributions to an Obligor) and clause 30.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

24.3	Distributions to an Obligor
The Facility Agent may (with the consent of the Obligor or in accordance with clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

24.4	Clawback and pre-funding

(a)
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)
If the Facility Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Facility Agent shall notify the Company of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Facility Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

24.5	Impaired Agent

(a)
If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with clause 30.1 (Payments to the Facility Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)
A Party which has made a payment in accordance with this clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Facility Agent in accordance with clause 26.13 (Replacement of the Facility Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with clause 36.2 (Distributions by the Facility Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

24.6	Partial payments

(a)
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Facility Agent or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

24.7	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.8	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.9	Currency of account

(a)	Subject to paragraphs (b) and (c) below, US dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.

24.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

24.11	Disruption to payment systems etc.
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)
the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 36 (Amendments and Waivers);

(e)
the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 30.11; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

25	Set-Off
If a Default has occurred and is continuing a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26	Notices

26.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

26.2	Addresses
The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company or any other Obligor, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent or the Security Agent, that identified with its name below, or any substitute address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

26.3	Delivery

(a)
Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective, if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 32.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's or Security Agent's signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

(e)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

26.4	Notification of address
Promptly upon changing its address, the Facility Agent shall notify the other Parties.

26.5	Communication when Facility Agent is Impaired Agent
If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

26.6	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)
Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

(d)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

(e)
Any electronic communication which becomes effective, in accordance with paragraph (d) above, after 5:00pm in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(f)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 30.5.

26.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27	Calculations and Certificates

27.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

27.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

28	Partial Invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29	Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

30	Amendments and Waivers

30.1	Required consents

(a)
Subject to clause 36.2 (All Lender matters) and clause 36.3 (Other exceptions), any term of the Finance Documents (other than the Mandate Letter) may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 36.

(c)	Paragraph (c) of clause 24.9 (Pro rata interest settlement) shall apply to this clause 36.

30.2	All Lender matters
Subject to clause 36.4 (Replacement of Screen Rate) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of Majority Lenders in clause 1.1 (Definitions);

(b)	the definitions of Restricted Party, Sanctions Authority, Sanctions Laws and Sanctions List in clause 1.1 (Definitions);

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(e)	a change in currency of payment of any amount under the Finance Documents;

(f)
an increase in any Commitment or the Total Commitments, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(g)	a change to the Borrowers;

(h)	any provision which expressly requires the consent of all the Lenders; or

(i)
clause 2.2 (Finance Parties' rights and obligations), clause 2.3 (Borrowers’ rights and obligations) clause 5.1 (Delivery of a Utilisation Request), clause 7.1 (Illegality), clause 7.2 (Change of control), clause 7.10 (Application of prepayments), clause 14.5 (Sanctions and regulatory indemnities), clause 17.21 (Sanctions), clause 18.9 (Sanctions), clause 21.9 (Compliance with laws etc.), clause 22.14 (Sanctions), clause 24 (Changes to the Lenders), clause 25 (Changes to the Obligors), clause 29 (Sharing among the Finance Parties), this clause 36, the governing law of any Finance Document or clause 42.1 (Jurisdiction of English courts); or

(j)	the nature or scope of:

(i)	the Charged Property; or

(ii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed, shall not be made without the prior consent of all the Lenders.

30.3	Other exceptions
An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Coordinator, the Security Agent or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Facility Agent, the Coordinator, the Security Agent or that Reference Bank, as the case may be.

30.4	Replacement of Screen Rate

(a)	Subject to clause 36.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to the Screen Rate for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark; and
(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)
    enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)
    adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)
If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within five Business Days (or such longer time period in relation to any request which the Company and the Facility Agent may agree) of that request being made:

(i)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
Replacement Benchmark means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Screen Rate.
Screen Rate Replacement Event means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Obligors, materially changed;
(b)
(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)
the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)
the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than one month; or

(d)	in the opinion of the Majority Lenders and the Obligors, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

30.5	Modification and/or discontinuation of certain benchmarks
Without prejudice to any other provisions of this Agreement (including in particular Clause 10 (Changes to the Calculation of Interest) and Clause 36.4 (Replacement of Screen Rate)), each Party acknowledges and agrees to the benefit of the other Party that:

(a)
LIBOR benchmarks (i) may be subject to methodological or other changes which could affect their value, (ii) may not comply with applicable laws and regulations (such as the European Benchmark Regulation) and/or (iii) may be permanently discontinued (in particular EURIBOR and LIBOR which may be phased out after December 2021).

(b)
the occurrence of any of the aforementioned events and/or a Screen Rate Replacement Event may have adverse consequences which may materially impact the economics of the financing transaction contemplated under this Agreement.

The Parties further acknowledge that if any of the aforementioned events and/or a Screen Rate Replacement Event is forthcoming, they shall enter into negotiations with a view to agreeing the necessary changes to this Agreement in order to preserve the economics of the financing transaction contemplated therein and, in particular, the margin initially agreed between the Parties. Such negotiations shall be carried out by each Party in good faith and in consideration of the then prevailing market practice (without prejudice to the particularities, as the case may be, of the transaction).

31	Confidential Information

31.1	Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 35.2 (Disclosure of Confidential Information) and clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

31.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurance and reinsurance brokers, insurers, reinsurers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of clause 26.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 24.8 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party.

31.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	clause 41 (Governing law);

(vi)	the names of the Facility Agent and the Coordinator;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Final Maturity Date for the Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Company represents that none of the information set out in paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

31.4	Entire agreement
This clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

31.5	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

31.6	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 37.

31.7	Continuing obligations
The obligations in this clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

32	Confidentiality of Funding Rates and Reference Bank Quotations

32.1	Confidentiality and disclosure

(a)
The Facility Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Facility Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to clause 8.4 (Notification of rates of interest); and

(ii)
any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)
The Facility Agent's obligations in this clause 38.1 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 8.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

32.2	Related obligations

(a)
The Facility Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)
of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of clause 38.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 38.

32.3	No Event of Default
No Event of Default will occur under clause 23.3 (Other obligations) by reason only of an Obligor's failure to comply with this clause 38.The Facility Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) of clause 38.1 (Confidentiality and disclosure).

33	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34	Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability."
For the purposes of this clause 40
Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
Bail-In Action means the exercise of any Write-down and Conversion Powers.
Bail-In Legislation means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)
in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.
UK Bail-In Legislation means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
Write-down and Conversion Powers means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:

(i)
(any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)
any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

GOVERNING LAW AND ENFORCEMENT

35	Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

36	Enforcement

36.1	Jurisdiction of English courts

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
Notwithstanding paragraph (a) above, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

36.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)
irrevocably appoints Euronav (UK) Agencies Limited at its registered office for the time being, presently at 99 King’s Road, London, SW3 4PA, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.
Schedule 1
The Original Lenders

Name of Original Lender	Commitment
ABN AMRO Bank N.V.	$20,000,000
Belfius Bank NV/SA	$20,000,000
BNP Paribas SA	$20,000,000
KBC Bank NV	$20,000,000
Société Générale	$20,000,000

Schedule 2
Conditions Precedent

1	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	To the extent required under Belgian legislation, a copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A certificate of the Company (signed by a director or a member of the executive committee) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(e)
A certificate of the Company (signed by a director or a member of the executive committee) certifying the invoice amount in respect of the LSFO on board the Vessel to be refinanced from the proceeds of the first Utilisation.

(f)
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2	Finance Documents

(a)	This Agreement duly executed by all original parties to it.

(b)	The Fee Letter duly executed by all parties.

(c)	The Mandate Letter, duly executed by all parties.

(d)	Each Security Document, duly executed by all parties.

3	Legal opinions

(a)
A legal opinion of Norton Rose Fulbright LLP, legal advisers to the Coordinator, the Facility Agent and Security Agent in England in relation to the effectiveness of this Agreement and the Security Documents governed by English law.

(b)
A legal opinion of Norton Rose Fulbright LLP, legal advisers to the Coordinator, the Facility Agent and Security Agent in the Netherlands in relation to the effectiveness of the Security Documents governed by Dutch law.

(c)
A legal opinion of the legal advisers to the Coordinator, the Facility Agent and the Security Agent in Belgium in relation to the effectiveness of the Security Documents governed by Belgian law and the capacity and authority of the Obligors.

4	Other documents and evidence

(a)	Evidence that any process agent referred to in clause 42.2 (Service of process) has accepted its appointment.

(b)	The original of any power of attorney under which any Finance Document is to be executed on behalf of each Borrower.

(c)
All information and documentation which the Finance Parties have requested in order to carry out and be reasonably satisfied with all further necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated by this Agreement and to satisfy all internal compliance policies of the Finance Parties in relation to "know you customer" requirements.

(d)	A copy of the Vessel Valuation.

(e)	Documentary evidence that the Vessel:

(i)	is definitively and permanently registered in the name of Euronav Tankers NV under the relevant Approved Flag;

(ii)	is in the absolute and unencumbered ownership of Euronav Tankers NV save as contemplated by the Finance Documents;

(iii)	maintains class acceptable to the Facility Agent free of all overdue recommendations and conditions of an Approved Classification Society;

(iv)	the Mortgage in relation to it has been duly registered against as valid first priority or preferred (as the case may be) ship mortgage in accordance with the laws of Belgium; and

(v)	it is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

(f)	Documents establishing that the Vessel will, as from the first Utilisation Date, be managed by the Approved Manager on terms acceptable to the Majority Lenders, together with:

(i)	the Manager's Undertaking; and

(ii)
copies of the Approved Manager's Document of Compliance and of that Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Facility Agent requires) and ISSC.

(g)	A copy of all notices required to be sent under the Security Documents executed by the relevant Borrowers.

(h)
All share certificates, transfers and stock transfer forms or equivalent duly executed by the Company in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents (including any documents of title) to be provided under the Security Documents.

(i)	A full set (3/3) of original clean, onboard and negotiable bills of lading in relation to LFSO currently on board the Vessel endorsed in favour of the Security Agent or to its order.

(j)	The LSFO Inventory Report and Third-party Quantity Report.

(k)	The LSFO Hedging Strategy Paper.

(l)	A report on the Insurances.

(m)
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(n)	The Original Financial Statements.

(o)	Evidence that the fees, costs and expenses then due from the Company pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(p)	A declaration of trust from Euronav Hong Kong Limited in respect of its one share of the issued share capital of Euronav Tankers NV, in form and substance satisfactory to the Security Agent.

(q)	Evidence that the Collection Accounts have been duly opened by the Borrowers.

Schedule 3
Utilisation Request
From:    [Borrower]
To:    [Facility Agent]
Dated:
Dear Sirs
Euronav NV – [            ] Facility Agreement
dated [         ] 2019 (the Agreement)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Invoice Amount Origin of LSFO (refinery) Invoice Quantity Currency of Loan:	[ ] [ ] [ ] [ ]
Loan Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]

3	We confirm that each condition specified in clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4	We hereby certify that the total quantity of LSFO on the Vessel as at the date of this Utilisation Request is [ ]MT, with an average purchase price (per invoice) of USD[ ].

5
[The total amount of Loans outstanding under the Facility as at the date of this Utilisation Request is USD[ ] and the aggregate balance standing to the credit of the Collection Accounts is USD[ ]. The LSFO Value of the LSFO owned by the Borrowers and stored on board the Vessel is USD[ ] and accordingly the LTV Ratio is [ ]% as at the date of this Utilisation Request.]

OR
[The Loan Amount represents a re-drawing of a Relevant Amount which was prepaid on [ date ] and the LTV Ratio is [ ]% as at the date of this Utilisation Request.]

6
We hereby confirm that the Loan Amount is equal to or lower than the difference between USD100,000,000 and the outstanding amount under the Facility and complies with the requirements of clause 5.3 (Currency and amount) of the Facility Agreement.

7	The proceeds of this Loan should be credited to [account].

8	This Utilisation Request is irrevocable.
Yours faithfully
…………………………………
authorised signatory for
[name of [relevant] Borrower]
Schedule 4
Form of Transfer Certificate
To:    [          ] as Facility Agent and Security Agent
From:    [the Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)
Dated:
Euronav NV – [          ] Facility Agreement
dated [       ] 2019 (the Agreement)

1
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 24.5 (Procedure for transfer) of the Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with clause 24.5 (Procedure for transfer) of the Agreement, all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) of the Agreement are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of clause 24.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

6	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[Insert relevant details]
[Facility office address and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:
This Transfer Certificate is accepted by the Facility Agent and Security Agent and the Transfer Date is confirmed as [           ].
[Facility Agent]
By:
[Security Agent]
By:

Schedule 5
Form of Assignment Agreement
To:    [ ] as Facility Agent [ ] as Security Agent and [ ] as Company, for and on behalf of each Obligor
From:    [the Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)
Dated:
Euronav NV - [ ] Facility Agreement
dated [ ] 2019 (the Agreement)

1
We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2	We refer to clause 24.6 (Procedure for assignment) of the Agreement:

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3	The proposed Transfer Date is [ ].

4	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5	The Facility Office and address and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) of the Agreement are set out in the Schedule.

6	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of clause 24.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

7
This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Company) of the Agreement, to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

8	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE
Rights to be assigned and obligations to be released and undertaken
[Insert relevant details]
[Facility office address and attention details for notices and account details for payments]
[Existing Lender]                        [New Lender]
By:                                By:
This Assignment Agreement is accepted by the Facility Agent and the Security Agent and the Transfer Date is confirmed as [      ].
Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.
[Facility Agent]
By:
[Security Agent]
By:

Schedule 6
Form of Compliance Certificate
To:     [ ] as Facility Agent
From:    Euronav NV
Dated:
Dear Sirs
Euronav NV – [ ] Facility Agreement
dated [ ] 2019 (the Agreement)

1
I refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I, the Chief Financial Officer of Euronav NV, hereby certify that:

(a)
attached to this Certificate [are][is] the latest [audited consolidated accounts of the Group and audited individual accounts of Euronav NV for the financial year ending on [●]] [unaudited consolidated balance sheet of the Group and the unaudited individual balance sheet of Euronav NV in relation to the [first] [second] six months of the financial year ending on [●]] (the Accounts).

(b)
Set out below are the respective amounts, in US Dollars, of the Cash, Consolidated Current Assets, Consolidated Current Liabilities, Free Liquid Assets, Stockholders' Equity, Total Assets and Total Indebtedness of the Group as at [●]:

US Dollars
Cash	[●]
Consolidated Current Assets	[●]
Consolidated Current Liabilities	[●]
Free Liquid Assets	[●]
Stockholders' Equity	[●]
Total Assets	[●]
Total Indebtedness	[●]

(c)	Accordingly, as at the date of this Certificate the financial covenants set out in clause 19 (Financial covenants) of the Agreement [are] [are not] complied with, in that as at [●]:

(i)	Consolidated Working Capital is US$[●];

(ii)	Free Liquid Assets are US$[●];

(iii)	Cash is US$[●]; and

(iv)	the ratio of Stockholders' Equity to Total Assets is [●] per cent.;
[or, as the case may be, specify in what respect any of the financial covenants are not complied with]

(d)	As at [●] no Event of Default has occurred and is continuing. [or, specify/identify any Event of Default]

…..................
Chief Financial Officer
for and on behalf of
Euronav NV

Schedule 7      Form of LSFO Inventory Report
No: [1-52]
From:    [relevant Borrower]
To:    [Facility Agent, cc ABN AMRO Mid-Office]
Dated: [within 1 business day following the Reporting Period]
Reporting Period: [one full week – Thursday to Thursday]
Previous Period: [one full week preceding the Reporting Period – Thursday to Thursday]

Dear Sirs
Euronav NV – [            ] Facility Agreement
dated [         ] 2019 (the Agreement)

1
We refer to the Agreement. This is an LSFO Inventory Report. Terms defined in the Agreement have the same meaning in this LSFO Inventory Report unless given a different meaning in this LSFO Inventory Report.

2	We hereby certify the following in relation to the Vessel and the LSFO onboard:

Name of captain	[ ]
Quantity of LSFO currently onboard Quantity of LSFO onboard as at the date of the previous LSFO Inventory Report	[ A ] mt [ B ] mt
Quantity of LSFO added during the Reporting Period Quantity of LSFO disposed during the Reporting Period Disposed LSFO %	[ C ] mt [ D ] mt [ E ] %

3	The aggregate amount of all outstanding Loans as at the date of this LSFO Inventory Report is USD[ ].

4	[In accordance with clause 22.18(d) (Loan to value) and clause 7.7 (Voluntary prepayment of Loans) of the Facility Agreement, we hereby notify you of our intention to
[prepay USD[ ] on [insert date not more than seven Business Days after the date of this LSFO Inventory Report and not less than two Business Day after the date of this LSFO Inventory Report]
[deposit USD[ ] on [insert date not more than seven Business Days after the date of this LSFO Inventory Report] to our Collection Account]
in order to ensure compliance with paragraph clause 22.18(a) if retested as at the date of this LSFO Market Price Determination, but taking account of the [prepayment][current amount standing to the credit of the Collection Accounts]. This notice of prepayment is irrevocable.]

Yours faithfully

…………………………………
authorised signatory for
[name of [relevant] Borrower]

Schedule 8      Form of LSFO Market Price Determination

No: []
From:    [relevant Borrower]
To:    [Facility Agent, cc ABN AMRO Mid-Office]
Dated: [within 1 business day following the Reporting Period]
Reporting Period: [ ]
Previous Period: [ ]

Dear Sirs
Euronav NV – [            ] Facility Agreement
dated [         ] 2019 (the Agreement)

1
We refer to the Agreement. This is an LSFO Market Price Determination. Terms defined in the Agreement have the same meaning in this LSFO Market Price Determination unless given a different meaning in this LSFO Market Price Determination.

2	We hereby certify the following:

Current market price (as per the index)	[ ]
Date of the benchmark on which the price is based Price reported on the previous LSFO Market Price Determination	[ ] [ ]
Quantity of LSFO
Aggregate amount of all outstanding Loans
Amount standing to the credit of the Collection Accounts
LSFO Value of the LSFO owned by the Borrowers and stored on board the Vessel
LTV Ratio
Amount (if any) to be prepaid (or deposited in the Collection Accounts) in accordance with clause 22.18(d) of the Facility Agreement.
[ ] mt USD [ ] USD [ ] USD [ ] [ ] % USD [ ] [n/a]

3	[In accordance with clause 22.18(d) (Loan to value) and clause 7.7 (Voluntary prepayment of Loans) of the Facility Agreement, we hereby notify you on intention to
[prepay USD[ ] on [insert date not more than seven Business Days after the date of this LSFO Market Price Determination and not less than two Business Day after the date of this LSFO Market Price Determination]
[deposit USD[ ] on [insert date not more than seven Business Days after the date of this LSFO Market Price Determination] to our Collection Account]
in order to ensure compliance with paragraph clause 22.18(a) if retested as at the date of this LSFO Market Price Determination, but taking account of the [prepayment][current amount standing to the credit of the Collection Accounts]. This notice of prepayment is irrevocable.]
Yours faithfully

…………………………………
authorised signatory for
[name of [relevant] Borrower]

Attachments: [supporting evidence to be attached]

Schedule 9
Timetables

Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request)	U-4 10:30 a.m.
Facility Agent notifies the Lenders of the Loan in accordance with clause 5.4 (Lenders' participation)	U-3 10:30 a.m.
LIBOR is fixed	Quotation Day 11:00 a.m.
Reference Bank Rate calculated by reference to available quotations in accordance with clause 10.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day
"U"    =    date of utilisation.

SIGNATURES
THE BORROWERS

SIGNED by Hugo De Stoop and Alexander Staring    ) /s/ Hugo De Stoop
Members of the Executive Committee    ) /s/ Alexander Staring
for and on behalf of     )
EURONAV NV    )

Address: De Gerlachekaai 20, 2000 Antwerpen, Belgium
Email: financial@euronav.com
Attn: Chief Financial Officer

SIGNED by Hugo De Stoop and Alexander Staring    ) /s/ Hugo De Stoop
Directors    ) /s/ Alexander Staring
for and on behalf of     )
EURONAV TANKERS NV    )

Address: De Gerlachekaai 20, 2000 Antwerpen, Belgium
Email: financial@euronav.com
Attn: Chief Financial Officer

THE COORDINATOR
SIGNED by M.L. BORMS    ) /s/ M.L. Borms
)
for and on behalf of     )
ABN AMRO BANK N.V.    )

Address: Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands
Email: daniel.chiriac@nl.abnamro.com and mick.borms@nl.abnamro.com
Attn: Daniel Chiriac and Mick Borms

THE FACILITY AGENT
SIGNED by D.N de Baan - Proxy Holder    ) /s/ D.N de Baan
and M.G. Meijer - Proxy Holder    ) /s/ M.G. Meijer
for and on behalf of     )
ABN AMRO BANK N.V.    )

Address: Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands
Email: abn.amro.agency.team.1@nl.abnamro.com
Attn: ABN AMRO Agency Team 1

THE SECURITY AGENT
SIGNED by D.N de Baan - Proxy Holder    ) /s/ D.N de Baan
and M.G. Meijer - Proxy Holder    ) /s/ M.G. Meijer
for and on behalf of     )
ABN AMRO BANK N.V.    )

Address: Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands
Email: abn.amro.agency.team.1@nl.abnamro.com
Attn: ABN AMRO Agency Team 1

THE ACCOUNT BANK

SIGNED by R.A.V. Hoefnagels and P.R Vogelzang    ) /s/ R.A.V. Hoefnagels
) /s/ P.R Vogelzang
for and on behalf of     )
ABN AMRO BANK N.V.    )

Address: Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands
Email: abn.amro.agency.team.1@nl.abnamro.com
Attn: ABN AMRO Agency Team 1

THE ORIGINAL LENDERS
SIGNED by R.A.V. Hoefnagels and P.R Vogelzang    ) /s/ R.A.V. Hoefnagels
) /s/ P.R Vogelzang
for and on behalf of     )
ABN AMRO BANK N.V.    )

Address: Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands
Email: Kees.tiemstra@nl.abnamro.com / rick.van.kooten@nl.abnamro.com (credit matters) / Loket.leningadministratie.ccs@nl.abnamro.com (operational matters)
Attn: Kees Tiemstra and/or Rick van Kooten (credit matters) / Loket Lening Administratie / Mr. Dien Quan / Mr. Pieter van Wijk (operational matters)

SIGNED by Katrien Metten - Company Lawyer    ) /s/ Katrien Metten
and Bart Ferrand - Head of Specialised Corporate Lending    ) /s/ Bart Ferrand
for and on behalf of     )
BELFIUS BANK NV/SA    )

Address: Rogierplein 11, B-1210 Brussels, Belgium
Email: Erik.DeWitte@Belfius.be / Bart.Ferrand@Belfius.be (credit matters) / Lieve.Vergauwe@Belfius.be / Katrien.Metten@Belfius.be / Tomas.Deberdt@Belfius.be / crm.antwerpen.creditoffice@belfius.be (debt domain) / loans.corp.specials@belfius.be (operational matters)
Attn: Erik De Witte / Bart Ferrand (credit matters) Niek Poppe / Katrien De Schepper (loan matters)

SIGNED by Michel Gholam - Authorized Signatory    ) /s/ Michel Gholam
and Nicolas Pointeau - Authorized Signatory    ) /s/ Nicolas Pointeau
for and on behalf of     )
BNP PARIBAS SA    )

Address: Millenaire 4 - 35 Rue De La Gare 75019 Cedex – France
Email: tanguy.bachelle@bnpparibas.com (credit matters) / hongngoc.pham@bnpparibas.com / farah.missoum@externe.bnpparibas.com / aos_bbc_team_1@bnpparibas.com / paris.cib.boci.cfi.2@bnpparibas.com (loan matters)
Attn: Tanguy Bachelle (credit matters) / Hong Ngoc Pham / Farah Missoum (loan matters)

SIGNED by Anja Goris - Senior Banker    ) /s/ Anja Goris
Paul Verheyen - Manager Corporate Center    ) /s/ Paul Verheyen
for and on behalf of     )
KBC BANK NV    )

Address: IBR/8244 Havenlaan 6, 1080-Brussels, Belgium
Email: creditadmin.br1@kbc.be
Attn: Tom Franken / Ann Amelinkx

SIGNED by Pierre-Antoine Barreault    ) /s/Pierre-Antoine Barreault
Global Head of Trade Finance    )
for and on behalf of     )
SOCIÉTÉ GÉNÉRALE    )

Address: 29 Boulevard Haussmann, 75009 Paris, France (lending) / 189, rue d’Abervilliers 75886 PARIS CEDEX 18 (credit and operational matters)
Email: par-oper-tcf-agency@sgcib.com (credit matters) / oper-caf-dmt4.par@sgcib.com (operational matters)
Attn: Shithin Pradeep Kumar / Indresh Jegarkal (operational matters) / Oksana Mulko (credit matters)